Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND between

OOMA, INC.

and

FLUENTSTREAM HOLDINGS, LP

Dated as of October 31, 2025

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SCHEDULES

Schedule A ‑ Net Working Capital Schedule

EXHIBITS

Exhibit A ‑ Form of Spreadsheet

Exhibit B ‑ Form of Company Officer’s Certificate

Exhibit C ‑ Form of Parent Officer’s Certificate

Exhibit D ‑ Form of Company Secretary’s Certificate

Exhibit E ‑ Form of FIRPTA Certificate

Exhibit F ‑ Form of Institutional Holder Restrictive Covenant Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2025, is made by and between Ooma, Inc., a Delaware corporation (“Parent”), and FluentStream Holdings, LP, a Delaware limited partnership (the “Seller”).

WHEREAS, the Seller owns, beneficially and of record, all of the common stock of FluentStream Corp., a Delaware corporation (the “Company”), collectively representing 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”).

WHEREAS, Parent desires to purchase from the Seller the Shares, and the Seller desires to sell the Shares to Parent, in each case in accordance with the terms of, and subject to the conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
Definitions

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“125 Plan” is defined in Section 7.8.

“Acquisition Proposal” with respect to the Company Group, means any offer, inquiry, indication of interest or proposal relating to any transaction or series of related transactions involving: (a) the sale, license, lease, transfer, disposition or acquisition of all or a substantial portion of (excluding sales of inventory and licensing of the Company Group’s products or services in the ordinary course of business consistent with past practice) the business or assets of the Company or any of its Subsidiaries; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity interests of the Company or any of its Subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity interests of the Company or any of its Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity interests of the Company or any of its Subsidiaries; (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries; (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries; or (e) any combination of the foregoing; provided, however, that the transactions between Parent and the Seller contemplated by this Agreement shall not be deemed an Acquisition Proposal.

“Additional Per Share Amount” means an amount equal to (a) the Additional Proceeds divided by (b) the Shares.

“Additional Proceeds” means (a) the portions, if any, of the Adjustment Escrow Amount to be released to the Seller in accordance with the provisions hereof and the Escrow Agreement, plus (b) the portion of any Seller Adjustment Amount that becomes payable to the Seller in accordance with the terms of this Agreement.

“Adjustment Escrow Account” has the meaning set forth in Section 2.2(a).

“Adjustment Escrow Amount” means an amount equal to $450,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined in the Preamble.

“AI Incident” means any instance in which AI Technologies operate or are used in a manner by the Company or a third party on behalf of the Company under the direct control and supervision of the Company or any of its Subsidiaries, that materially deviates from the intended operation or use, including but not limited to hallucinations, biases and misuse.

“AI Technologies” means any and all deep learning, machine learning, and other artificial intelligence technologies, including without limitation any and all: (a) proprietary algorithms, Software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning; and (b) proprietary embodied artificial intelligence and related hardware or equipment.

“Anti-Corruption Laws” is defined in Section 4.19(d).

“Balance Sheet” is defined in Section 4.6(a).

“Business” means any and all business activities conducted by any member of the Company Group.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York or San Francisco, California are authorized or obligated by Law or executive order to close.

“Capital Lease Obligation” means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company or any of its Subsidiaries under a lease agreement that would be capitalized pursuant to GAAP. Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided, that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees or other similar amounts in connection with a capitalized lease but only to the extent that the capital lease requires prepayment penalties or fees or other similar amounts in connection with the consummation of the transactions contemplated by this Agreement.

“Cash” means, as of a given time, an amount equal to (a) the aggregate amount of all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, determined in accordance with GAAP, excluding restricted cash, plus (b) all uncleared deposits of the Company and its Subsidiaries outstanding less (c) all uncleared checks or withdrawals of the Company and its Subsidiaries outstanding.

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” means the amount of Indebtedness outstanding as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Proceeds” means (a) the Enterprise Value, plus (b) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital, plus (c) Cash minus (d) Closing Indebtedness, minus (e) the amount (if any) by which Closing Net Working Capital is less than Target Net Working Capital, minus (f) Unpaid Transaction Expenses, minus (g) the Adjustment Escrow Amount. For the avoidance of doubt, no items included in the definitions of Indebtedness, Unpaid Transaction Expenses, Cash or Net Working Capital shall be double counted for purposes of calculating the Closing Proceeds hereunder.

“Closing Proceeds Elements” shall mean, collectively, the following: (a) Closing Indebtedness; (b) Net Working Capital; (c) Cash and (d) Unpaid Transaction Expenses.

“Closing Statement” is defined in Section 3.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Recitals.

“Company AI Policies” is defined Section 4.13(g)(ii).

“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Data” means all data of any kind or character contained in the Company IT Systems or any databases owned or controlled by the Company or its Subsidiaries or any of their designees (including any and all Trade Secrets), and all other information and data compilations collected, generated, obtained, or received in connection with the marketing, delivery, or use of any Company Product, or that is used in or necessary to the Company’s or any of its Subsidiaries’ conduct of its business.

“Company Documents” is defined in Section 4.2(a).

“Company Governance Documents” is defined in Section 4.1(a).

“Company Group” means the Company and each of its Subsidiaries.

“Company IP” means, collectively: (a) all Company-Owned IP; and (b) all other IP and IP Rights that have been licensed to the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is the beneficiary of a covenant not to sue or other agreement not to assert claims involving IP or IP Rights or that are otherwise used in or necessary to the Company’s or any of its Subsidiaries’ conduct of its business.

“Company IT System” means any and all: (a) software, hardware, databases, firmware, middleware, servers, systems, sites, circuits, networks, data communications lines, workstations, routers, hubs, switches, interfaces, websites (including the content thereon), platforms and cloud services (including software as a service, platform as a service and infrastructure as a service), automated networks and control systems, and all other computer, telecommunications and information technology systems, assets and equipment (whether or not local or outsourced); and (b) associated documentation, in each case of (a) and (b) whether owned and operated by the Company or any of its Subsidiaries or any other Person for the Company’s or any of its Subsidiaries’ benefit and used in or necessary to the Company’s or any of its Subsidiaries’ conduct of its business.

“Company Officer’s Certificate” is defined in Section 8.5(c).

“Company-Owned IP” means all IP and IP Rights in which the Company or any of its Subsidiaries has an ownership interest or an exclusive license or similar exclusive right in any field or territory, including Company Data that is owned by the Company.

“Company Product” means each of the products and services that have been, or that are currently being, or that are currently contemplated to be, developed, marketed or otherwise promoted, distributed, licensed, sold, offered, or otherwise provided or made available by the Company or any of its Subsidiaries.

“Company Product Source Code” is defined in Section 4.13(h)(iii).

“Company Property” is defined in Section 4.9(a).

“Company Secretary’s Certificate” is defined in Section 8.5(d).

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated July 31, 2025, between Parent and the Company.

“Contingent Liability Policy” is defined in Section 7.16.

“Contract” means any agreement, contract, subcontract, license, sublicense, lease, indenture, purchaser order or other legally binding commitment or undertaking of any nature (whether oral or written).

“Controls” is defined in Section 4.6(b).

“Copyleft License” means any license applicable to Open Source Materials that requires or could require, as a condition of using such Open Source Materials in the manner used by the Company or any of its Subsidiaries: (a) the disclosure, licensing, or distribution of any source code or proprietary data of any Company Product to any third-party (in each case other than the (i) source code of the Open Source Software itself, or (ii) data or database included in the Open Data); (b) the restriction or limitation of the receipt of consideration in connection with the licensing, sublicensing, or distribution of any Company Product to any third-party; (c) the decompilation, disassembly, or reverse engineering of any Company Product (or portion thereof) or the licensing of any such Company Product (or portion thereof) for the purpose of making derivative works thereof (in each case other than the Open Source Software or Open Data itself); or (d) the creation of any obligation for the Company or any of its Subsidiaries to grant to any third-party any rights or immunities under or with respect to any Company IP. Copyleft Licenses include, without limitation, any version of the following licenses: (i) Common Development and Distribution License (CDDL), Common Public License, Eclipse Public License, Erlang Public License, IBM Public License, GNU Lesser or Library General Public License (LGPL), Mozilla Public License, Microsoft Reciprocal License, Sun Public License, and any other “weak copyleft” license; (ii) BSD Protection License, any Creative Commons “Share Alike” license, GNU General Public License (GPL), Q

Public License, Sleepycat License, and any other “strong copyleft” license; (iii) Affero General Public License (AGPL), Common Public Attribution License (CPAL), Non-Profit Open Software License, Open Software License (OSL), and any other “network copyleft” license; and (iv) Computational Use of Data Agreement (C-UDA), Open Data Commons Open Database License (ODbL), Community Data License Agreement – Sharing, Creative Commons Attribution-Noncommercial License (CC BY-NC), Creative Commons Attribution Noderivatives License (CC BY-ND), Creative Commons Attribution Noncommercial-Sharealike License (CC BY-NC-SA), Creative Commons Attribution-NonCommercial-NoDerivatives License (CC BY-NC-ND), and any other noncommercial license imposing data or database usage restrictions or proprietary data disclosure obligations.

“CPUC” shall mean the California Public Utilities Commission.

“D&O Indemnitees” is defined in Section 7.10(a).

“D&O Tail Policy” is defined in Section 7.10(b).

“Disclosure Schedule” is defined in Article 4.

“Disputed Items” is defined in Section 3.2(c).

“Employee Accrued Amounts” means all vacation and paid time off that has been accrued but unused as of the Closing Date by any current or former employee, director or other individual service provider of the Company, as well as all accrued pro-rated bonuses, fees and other accrued but unpaid compensation and benefits other than wages and commissions of any such Person as of the Closing Date, as well as all contractual severance obligations owed to any Person terminated on or prior to the Closing Date.

“Enforceability Exceptions” is defined in Section 4.2(a).

“Enterprise Value” means $45,000,000.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, order, claim, demand, directive, Lien, investigation, proceeding, notice or request by or from any Governmental Body or any other Person seeking information or alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material.

“Environmental Laws” means all Laws as enacted and in effect on or prior to the Closing Date concerning pollution, the environment or the protection of human health from environmental hazards, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes.

“Environmental Permit” means any permit, license, exemption, registration, emissions allocation or credit, order, franchise, authorization, consent or approval required under any applicable Environmental Law for the Company or its Subsidiaries to conduct its respective businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 2.2(a).

“Escrow Agreement” has the meaning set forth in Section 2.2(a).

“Estimated Closing Indebtedness” means the Seller’s good faith estimate of the amount of Closing Indebtedness based on the books and records of the Company Group.

“Estimated Closing Proceeds” means (a) the Enterprise Value, plus (b) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital, plus (c) Cash minus (d) Estimated Closing Indebtedness, minus (e) Estimated Unpaid Transaction Expenses, minus (f) the amount (if any) by which Estimated Net Working Capital is less than Target Net Working Capital, minus (g) the Adjustment Escrow Amount. For the avoidance of doubt, no items included in the definitions of Indebtedness, Unpaid Transaction Expenses, Cash or Net Working Capital shall be double counted for purposes of calculating the Estimated Closing Proceeds hereunder.

“Estimated Closing Proceeds Elements” shall mean, collectively, the following: (a) Estimated Closing Indebtedness, (b) Estimated Net Working Capital and (c) Estimated Unpaid Transaction Expenses.

“Estimated Closing Statement” is defined in Section 3.2(a).

“Estimated Net Working Capital” means the Seller’s good faith estimate of the amount of Net Working Capital based on the books and records of the Company Group.

“Estimated Unpaid Transaction Expenses” means the Seller’s good faith estimate of the amount of Unpaid Transaction Expenses based on the books and records of the Company Group.

“Existing Loan Agreements” shall mean (i) that certain Credit Agreement, dated as of January 14, 2022, by and among Fluentstream Technologies, LLC, the other parties party thereto and The Toronto-Dominion Bank, New York Branch, as agent for the lenders party thereto, and the Loan Documents (as defined therein), each as amended, restated, amended and restated, supplemented or otherwise modified from time to time; and (ii) those certain Promissory Notes, dated as of June 4, 2024, by Fluentstream Technologies, LLC in favor of Providence Strategic Growth III and Providence Strategic Growth III-A and that certain Second Lien Security Agreement to be entered into by Fluentstream Technologies, LLC in favor of Providence Strategic Growth III, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Spreadsheet” is defined in Section 4.4(d).

“Financial Statements” is defined in Section 4.6(a).

“Foreign Public Official” means any: (a) officer, employee or representative of any foreign Governmental Body; (b) officer, employee or representative of any commercial enterprise or entity that is owned or controlled by a foreign Governmental Body; (c) officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (d) Person acting in an official capacity for any foreign Governmental Body, enterprise or organization identified above; and (e) foreign political party, foreign political party official or candidate for foreign political office.

“Fraud” means intentional common law fraud under the laws of the State of Delaware with respect to the representations and warranties set forth in this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization), Section 4.3(a) (Non-Contravention), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.25 (Related Party Transactions), Section 4.26 (Brokers and Other Advisors; Existing Discussions) and Article 5.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, provincial, local, municipal, foreign, or other government or (c) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Hazardous Materials” means material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law or (b) is regulated or subject to requirements under any Environmental Law.

“Inbound Licenses” means all Contracts required to be scheduled in Section 4.13(b)(i)(A) of the Disclosure Schedule.

“Indebtedness” means, without duplication, as of any particular time, (a) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (b) Liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) Liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services (including any deferred purchase price Liabilities related to past acquisitions of the Company and its Subsidiaries) other than trade payables incurred in the ordinary course of business consistent with past practice, (d) all Liabilities of the Company arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) the amount of Capital Lease Obligations for the operation of Business during the pre-Closing period, (f) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (a) through (e), (g) Liabilities relating to advance payments from customers other than those made in accordance with the Company’s standard practice to receive pay at the beginning of a month for services to be provided that month (h) unpaid professional fees to the extent not included in Unpaid Transaction Expenses.

“Independent Accountant” is defined in Section 3.2(d).

“Initial Per Share Amount” means the amount determined by dividing (a) the Estimated Closing Proceeds by (b) the Shares.

“Initial Spreadsheet” is defined in Section 4.4(d).

“Institutional Holder” means PSG Equity L.L.C.

“Institutional Holder Restrictive Covenant Agreement” means a restrictive covenant agreement in the form of Exhibit F.

“Insurance Policies” is defined in Section 4.21.

“Interim Period” is defined in Section 7.1.

“IP” means any and all algorithms, AI Technologies, application programming interfaces (“APIs”), software development kits (“SDKs”), apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, data, data collections and databases, diagrams, formulae, discoveries, inventions (whether or not patentable), Patents, Trademarks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, subroutines, techniques, Trade Secrets, user interfaces, URLs, web sites, works of authorship, and other forms of technology of any kind (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“IP Contributor” is defined in Section 4.13(c)(i).

“IP Rights” means any and all intellectual property and proprietary rights anywhere in the world, including: (a) copyrights (whether registered or not), mask works (whether registered or not), works of authorship, and all other rights corresponding thereto, including moral and economic rights of authors and inventors, however denominated; (b) Trademarks; (c) Trade Secrets; (d) Patents and industrial property rights; (e) rights in data and databases; (f) other similar or equivalent proprietary rights in IP; (g) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above; and (h) together with, in each of clauses “(a)” through “(g)” above, all income, royalties, damages, and payments due or payable at the Closing Date or thereafter (including for past or future infringements thereof), the right to sue and recover for past infringements or misappropriations thereof and all corresponding rights that may be secured in any jurisdiction.

“IRS” means the United States Internal Revenue Service or any successor agency.

“ITAR” means the International Traffic in Arms Regulations.

“knowledge” means, with respect to the Company Group, the actual knowledge of Kerrin Parker, Cass Gilmore and Ray Lieu.

“Law” means any law (including common law), rule, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

“Liabilities” means liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Liens” means any liens, statutory liens, pledges, mortgages, security interests, charges, easements, rights of way, covenants, claims, restrictions, rights, options, conditional sale or other title retention agreements or encumbrances of any kind or nature.

“Losses” means any and all losses, damages (including special, incidental and consequential damages), Liabilities, Taxes, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses); provided, however, that Losses shall not include any punitive damages unless such damages are awarded to a third party.

“Made Available” is defined in Section 1.2(b).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (any such item, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on: (a) the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic conditions, financial, credit or securities markets in general or the industries and markets in which the Company and its Subsidiaries operate; (ii) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to the Company, or the enforcement or interpretation thereof; (iii) the announcement or pendency of this Agreement or the transactions contemplated hereby; or (iv) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities, or the occurrence of any military attack or terrorist act in the jurisdictions in which the Company and its Subsidiaries operate or any escalation or worsening of any of the foregoing; provided, further, the foregoing exceptions shall only be applicable to the extent that such Effects do not have a disproportionate impact on the Company and its Subsidiaries relative to businesses in the same or similar industries; or (b) the ability of the Company to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement, including the Transaction.

“Material Contracts” is defined in Section 4.11.

“Material Customers” is defined in Section 4.22.

“Material Suppliers” is defined in Section 4.22.

“Net Working Capital” means (a) the Company’s consolidated total current assets as of immediately prior to the Closing (as defined by and determined in accordance with GAAP), excluding Cash, the current portion of deferred financing costs, and any current Tax assets less (b) the Company’s consolidated total current liabilities as of immediately prior to the Closing (as defined by and determined in accordance with GAAP), excluding current Liabilities that constitute Indebtedness. A reference calculation of Net Working Capital is attached as Schedule A.

“Non-U.S. Plan” is defined in Section 4.16(k).

“Objection Notice” is defined in Section 3.2(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Data” means any and all data and databases (including all manuals, documentation, arrangements and rights associated therewith) made available under an “open data license” or similar terms (excluding Open Source Software), including pursuant to the following license types: Open Data Commons Public Domain Dedication and License (PDDL); Open Data Commons Attribution License (ODC-BY); Open Data Commons Open Database License (ODC-ODBL); Community Data License Agreement (CDLA) (including the Permissive and Sharing versions thereof); “Creative Commons” licenses; Open Use of Data Agreement (O-UDA); and Computational Use of Data Agreement (C-UDA).

“Open Source Materials” means any and all Open Source Software and Open Data.

“Open Source Software” means any Software that is distributed or otherwise made available under “open source”, “community”, or “free software” terms, including without limitation: (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses; (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd; (c) any Copyleft License; (d) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; and (e) any license that is substantially similar to those described in any, all, or any combination of the foregoing clauses “(a)” through “(d)”.

“Order” shall mean, with respect to any Person, any order, writ, rule, injunction, award, judgment, decree, stipulation, verdict or ruling issued, made, rendered, enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person or its property.

“Outbound Licenses” means all Contracts required to be scheduled in Section 4.13(b)(ii)(A) of the Disclosure Schedule.

“Outside Date” is defined in Section 9.1(b).

“Parent” is defined in the Preamble.

“Parent Adjustment Amount” is defined in Section 3.2(f)(i).

“Parent Documents” is defined in Section 6.2.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement, including the Transaction.

“Parent Officer’s Certificate” is defined in Section 8.3(c).

“Parent Prepared Returns” is defined in Section 7.11(a).

“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention) and patent applications (including additions, provisional, national, regional, and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations, and continuations-in-part thereof.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means: (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (b) statutory, landlord’s, mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not yet due and payable or which are being contested in good faith by appropriate proceedings if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP to the satisfaction of Parent, or, with respect to mechanics’ or materialmens’ liens, have been sufficiently bonded over to the satisfaction of Parent; (c) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business; and (d) easements, covenants, conditions and restrictions of record.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person, device or household or any other data or information that constitutes personal data, personal information or personally identifiable information under any applicable Privacy Obligation or Company Group privacy policy, including an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Body-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card and other financial information (including bank account information), customer proprietary networking information (as defined under the Communications Act of 1934, 47 USC § 153, and any regulations promulgated thereunder), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing; an identifiable natural individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier and to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural individual. Personal Data shall not include (a) aggregated, de-identified or anonymized information or (b) publicly available information lawfully obtained from government records.

“Personal Property Leases” is defined in Section 4.10(b).

“Plans” mean each compensation and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to ERISA), including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any other bonus or incentive compensation, change in control, deferred compensation, defined contribution or defined benefit pension, employment, equity or equity-based, flexible spending, fringe benefit, gross-up arrangements, insurance (including accident, AD&D, dental, disability, hospitalization, life, medical, split dollar, stop-loss and vision), profit sharing, retention, severance or retirement (including retiree medical), vacation or wrap plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, in each case that is established, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any ERISA Affiliate thereof for the benefit of the current or former employees, directors, consultants or independent contractors of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any actual or contingent liability.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) the portion of the Straddle Period that ends on the Closing Date.

“Pre-Closing Taxes” means all Liabilities for (a) Taxes of the Company or any of its Subsidiaries for Pre-Closing Tax Periods, (b) Taxes arising as a result of prepaid amounts received by the Company or any of its Subsidiaries prior to the Closing (c) Taxes of any Person imposed on the Company or any of its Subsidiaries as a result of being a member of any affiliated, consolidated or combined group before the Closing pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (d) Taxes of any Person for which the Company or any of its Subsidiaries become liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), or pursuant to any Law, to the extent such Taxes relate to an event or transaction occurring before the Closing, (e) Taxes imposed on any holder of Shares for any Taxable period and (f) the Seller’s share of Transfer Taxes pursuant to Section 7.11(d). For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any Taxes that are imposed on an annual or periodic basis (other than gross receipts, sales or use Taxes and Taxes based upon or related to income) be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Closing Date, and the denominator of which shall be the number of days in the entire Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date based on a hypothetical closing of the books of the Company; provided, however, that, exemptions, allowances, deductions (including, but not limited to, depreciation and amortization deductions) that are calculated on an annual basis shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each such period.

“Privacy Obligations” means all applicable (a) Laws in effect as of the date hereof that expressly relate to privacy, data protection, information security, or the processing of Personal Data; (b) contractual obligations of the Company and its Subsidiaries with respect to privacy or data protection that are expressly set forth in written agreements to which the Company or its Subsidiaries are a party; and (c) written and published statements issued by the Company or its Subsidiaries and consents obtained by the Company or its Subsidiaries from natural Persons relating to privacy, data protection, information security, or the processing of Personal Data.

“Proceeding” shall mean any claim, demand, action, arbitration, audit, hearing, inquiry, investigation, examination proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Body or arbitrator.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“R&W Policy” is defined in Section 7.15.

“Real Property Lease” is defined in Section 4.9(a).

“Registered IP” means all IP that is registered, filed, issued, or granted under the authority of, with, or by any Governmental Body or, in the case of domain names, social media identifiers, and the like, a domain name administrator or social media platform, as applicable, including all Patents, registered Trademarks (including domain names and social media identifiers), registered copyrights, and all applications for any of the foregoing.

“Related Party” is defined in Section 4.25.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Materials.

“Representatives” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Resolution Period” is defined in Section 3.2(d).

“Resolved Matters” is defined in Section 3.2(d).

“Restricted Stock” is defined in Section 4.4(a).

“Restrictive Covenant” means any non-compete, non-solicit, no hire, non-interference, non-disparagement or confidentiality obligation.

“Sale Consideration” means the aggregate consideration to which the Seller becomes entitled pursuant to Section 2.2 and Section 3.2.

“Sanctioned Person” means any Person that is the target of Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Territory or (c) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Bodies, including, but not limited those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Section 280G Payments” is defined in Section 7.7.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Breach” means any: actual or reasonably suspected and unauthorized access to, or acquisition of, unencrypted Sensitive Data maintained in Company IT Systems that results in the material compromise of the confidentiality, integrity, or security of such Sensitive Data. For the avoidance of doubt, “Security Breach” shall not include (a) unsuccessful attempts or activities that do not result in unauthorized access to or acquisition of Sensitive Data, such as pings, port scans, denial of service attacks, or other network attacks of a similar nature, or (b) events that are remediated without material impact on the confidentiality, integrity, or security of Sensitive Data.

“Seller Adjustment Amount” is defined in Section 3.2(f)(ii).

“Sensitive Data” means any: (a) Personal Data and (b) trade secrets and confidential or proprietary information or data in the Company’s or any of its Subsidiaries’ possession, custody or control or the possession, custody or control of any Third-Party service providers, consultants, independent contractors or other Third-Parties on behalf of the Company or any of its Subsidiaries and used or held for use in the conduct of the Company’s or any of its Subsidiaries’ businesses.

“Software” means any and all (a) software applications and programs in all forms of expression, including firmware, middleware, source code, object or executable code, assembly language, compiler language, machine code, applets, interfaces (including user interfaces), scripts, application programming interfaces, tools (including development tools), screens, report formats, templates, menus, buttons and icons, databases, compilations, computer instructions, code and languages, operating system software and software implementation of algorithms, models, and methodologies; (b) versions of, releases of, patches to, corrections (including error corrections) to, updates to, upgrades to, enhancements to, translations of, modifications to, adaptations of, derivative works to, and other changes or functionality additions to any of the items listed in (a); and (c) designs and design documents (whether detailed or not), descriptions, developer notes, code comments, annotations, technical summaries, specifications, documentation (including training documentation), flow charts, logic diagrams, white papers, manuals, guides, and other work product to design, plan, organize, and develop, or otherwise associated with any of the items listed in (a) or (b).

“Shares” is defined in the Recitals.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Subsidiary Governance Documents” is defined in Section 4.5.

“Target Net Working Capital” means negative $350,000.

“Tax” means (a) all income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll,

severance, transfer, conveyance, documentary, stamp, property, unclaimed property, escheat, inventory, value added, alternative, environmental, telecommunications, communications, utility, customs duties, minimum tax, estimated and any other tax, fee, charge, levy, excise, duty or assessment in the nature of a tax, including, without limitation, any state, county or local 988, 911 or e911 fees, Universal Service Fund fees, telecom rate fees, telephone service factor or service facility charges, and other regulatory recovery taxes and fees, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by any Governmental Body, (b) any liability in connection with the filing of any Report of Foreign Bank and Financial Accounts (FBAR) and (c) any Liability of the Company or any of its Subsidiaries for the underreporting and underpayment of any amount of any type described in clauses (a) or (b) as a result of (i) the Company or any of its Subsidiaries being a transferee, successor or a member of an affiliated, consolidated unitary or combined group prior to the Closing, or (ii) an express or implied obligation to indemnify any other Person.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, and including any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Third-Party” means any Person or group other than Parent, the Company, or any of Affiliates of Parent, the Company.

“Third-Party Data” means all data of any kind or character contained in the Company IT Systems or any databases owned or controlled by the Company or any of its Subsidiaries or any of their designees (including any and all Trade Secrets and User Data) and all other information and data compilations used by, or necessary to the business of, the Company or any of its Subsidiaries that was licensed, received, or collected from any other Person.

“Trade Control Laws” means those Laws applicable to the Company or any of its Subsidiaries regulating the export, reexport, transfer, disclosure or provision of commodities, Software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries, individuals or entities including, without limitation: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Emergency Economic Powers Act (Public Law 95-223); the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44); the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120‑130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); Laws and restrictions administered by OFAC (31 C.F.R. Part 500 et seq.); any other Laws implementing Sanctions; U.S. and non-U.S. customs Laws; and any other export controls Laws administered by a U.S. Governmental Body, or by any foreign Governmental Body to the extent applicable and to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Trade Secrets” means trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and Defend Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, proprietary information, and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists or data, business and marketing plans, inventions (whether or not patentable), marketing information, and rights to limit the use or disclosure of any of the foregoing by any Person; including databases and data collections and all rights therein.

“Trademarks” means trade names, logos, trademarks, service marks, trade dress, slogans, fictitious business names (D/B/As), domain names, social media identifiers and the like, and all other source identifiers of any kind and registrations and applications therefor, including all goodwill therein and associated therewith, and any and all common law rights therein or thereto.

“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm or model.

“Transaction Documents” means this Agreement, together with the Institutional Holder Restrictive Covenant Agreements, the Company Officer’s Certificate, the Company Secretary’s Certificate, the Parent Officer’s Certificate, and each of the other agreements, documents, certificates and instruments to be delivered hereunder or thereunder.

“Transaction Tax Deductions” means items of loss or deduction of the Company which are economically borne by the Seller and deductible for applicable Tax purposes (at a “more likely than not” or higher level of comfort), and which are allowable and allocable to the Company and its Subsidiaries with respect to the taxable year ending on or before the Closing Date arising as a result of, or that are otherwise attributable to: (a) Unpaid Transaction Expenses or (b) the payment or accrual of Indebtedness (including any fees, expenses and interest (including amounts treated as interest for income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments and costs); provided that with respect to any “success based fees” (within the meaning of IRS Revenue Procedure 2011-29) the portion of such fee that will be treated as a Transaction Tax Deduction shall not exceed the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of such Revenue Procedure.

“Transfer Taxes” is defined in Section 7.11(d).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unpaid Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company prior to Closing in connection with this Agreement, (b) all fees payable by the Company or any of its Subsidiaries to any holder of Shares or any Affiliate of any such Person in connection with this Agreement or the transactions contemplated hereby, or otherwise, (c) Employee Accrued Amounts, (d) the aggregate amount of all change in control, sale, retention, “success fees,” or similar bonuses or payments or the value of any acceleration of benefits to any current or former service provider of the Company or any of its Subsidiaries payable or effected as a result of, or in connection with, this Agreement, the Transaction or any other transactions contemplated hereby (including, for the avoidance of doubt, transaction bonuses and accelerated continuation and retention payments as set forth on Schedule 4.11(4) of the Disclosure Schedules but excluding any obligations arising or incurred after Closing or incurred by or at the direction of Parent other than the payment of any accrued but unpaid bonuses that are not payable at Closing which shall be paid by Parent when due in accordance with their terms), (e) the aggregate amount of Taxes (including the employer portion of payroll or employment Taxes incurred in connection with any bonuses, option cash-outs, payments under clauses (c) and (d) above or any other compensatory payments made by the Company pursuant to this Agreement) payable by the Company or any of its Subsidiaries as a result of, or in connection with, this Agreement, the Transaction or any other transactions contemplated hereby,

(f) $500,000, which Parent may utilize in its sole discretion including to secure a R&W Policy and/or a Contingent Liability Policy, (h) the costs of the D&O Tail Policy to the extent not paid by the Company prior to Closing and (i) the costs of the Escrow Agent to the extent not paid by the Company prior to Closing.

“Unresolved Matters” is defined in Section 3.2(d).

“User Data” means data and information submitted to or otherwise Processed through the Company Products by or for the customers and users of the Company Products, excluding any Company-Owned IP.

“Waived Benefits” is defined in Section 7.7.

“WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, each as amended.

“Willful Breach” means, with respect to a party a material breach by such party of any covenant or obligation set forth in this Agreement or any other Transaction Document that is the consequence of an act or failure to act by such party where such party had actual knowledge that the taking of such act or failure to take such act would cause a breach of such covenant or obligation of this Agreement.

Section 1.2 Other Definitional Provisions.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, unless otherwise specified, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement, unless otherwise specified. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The word “extent” in the phrase “to the extent” means the degree to which a thing extends and does not simply mean “if.” The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The use of the terms “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination.” When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto). The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement shall be in United States dollars. References herein to any gender shall include each other gender. The word “or” is not exclusive, unless the context otherwise requires. A reference to a statute, listing rule, regulation, order or other applicable Law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(b) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form. Any reference to any document being “Made Available” to Parent means that the Company has posted copies of such document to the virtual data room managed by the Company and hosted by Datasite as of 5:00 p.m. Pacific Time on the date that is two (2) days prior to the date hereof and the Company has not removed such documents in such two (2) day period.

Article 2
Sale and Purchase of the Shares

Section 2.1 Sale and Purchase of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell, assign, transfer and deliver to Parent at the Closing, and Parent agrees to purchase, acquire and accept from the Seller, the entire legal and beneficial ownership in the Shares owned by the Seller, free and clear of any Liens (other than any restriction on transferability imposed by applicable securities laws or the Company Governance Documents), together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement, in exchange for consideration in respect of each Share owned by the Seller of an amount in cash, without interest, for the consideration described in Section 2.2 (collectively, the “Transaction”).

Section 2.2 Consideration and Payments.

(a) At the Closing:

(i) Parent shall deliver or cause to be delivered to the Seller an amount equal to the aggregate Estimated Closing Proceeds payable to the Seller, by wire transfer of immediately available funds;

(ii) Parent shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then‑outstanding balance of all Indebtedness set forth in Section 3.2(d) of the Disclosure Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(iii) Parent shall pay or cause to be paid, on behalf of the Company, all Unpaid Transaction Expenses, except for any accrued but unpaid bonuses that are not payable at Closing which shall be paid by Parent when due in accordance with their terms, to each Person who is owed a portion thereof;

(iv) Parent will withhold the Adjustment Escrow Amount at Closing and deposit such amount into an escrow account (the “Adjustment Escrow Account”) with an independent third-party escrow agent (the “Escrow Agent”) pursuant to an escrow agreement in form and substance reasonably satisfactory to Parent and Seller (the “Escrow Agreement”);

(b) The Seller hereby irrevocably and unconditionally (i) acknowledges and agrees that the sole consideration payable to the Seller hereunder in respect of the Shares sold pursuant to this

Agreement will be the Closing Proceeds shown in the Final Spreadsheet as payable to the Seller, as adjusted pursuant to Section 3.2, plus the portion, if any, of the Additional Proceeds paid to the Seller in the future in accordance with the terms of this Agreement, and (ii) forever waives and discharges any and all rights or claims of any kind whatsoever that the Seller has or may have to receive consideration in respect of such Shares in excess of the foregoing amounts.

Section 2.3 Withholding. Each of the Company and Parent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under the Code or any other applicable Law, as determined thereby in good faith. Except with respect to any compensatory payments subject to payroll withholding, the Company and Parent shall use commercially reasonable efforts to provide the Seller with notice of any deduction or withholding it believes is applicable to amounts payable to the Seller a reasonable period prior to the date of the applicable payment, and shall cooperate with the Seller to reduce or eliminate any such deduction and withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be timely paid over to the applicable Governmental Body in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.4 Adjustment Escrow. At Closing, Parent, Seller and the Escrow Agent shall enter into the Escrow Agreement in substantially the form customary for similar transactions, as mutually agreed by Parent and Seller. The Adjustment Escrow Amount shall be held and distributed by the Escrow Agent and released in accordance with the terms of this Agreement and the Escrow Agreement. The Adjustment Escrow Amount shall serve as a fund solely for the satisfaction of any post-Closing adjustments to the Closing Proceeds in accordance with this Agreement. Any payments or releases made from the Adjustment Escrow Account shall be made by wire transfer of immediately available funds in accordance with the wire instructions of the receiving party.

Article 3
The Closing; Sale Consideration Adjustment

Section 3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at 9:00 a.m. Pacific Time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article 8 (other than those to be satisfied at the Closing) or (b) on such other date and time as is mutually agreed to in writing by the parties. The date and time of the Closing are referred to herein as the “Closing Date.” The Closing will take place virtually by exchange of the Closing deliverables set forth in this Agreement by PDF or other electronic transmission.

Section 3.2 Estimated Closing Proceeds; Closing Proceeds Adjustment.

(a) On the fifth (5th) Business Day prior to the Closing Date, the Seller shall deliver to Parent a statement (the “Estimated Closing Statement”) that is certified by an officer of the Company setting forth the Company’s and Seller’s good faith calculation and estimate of (i) the aggregate amount of the Estimated Closing Proceeds and each of the Estimated Closing Proceeds Elements, and (ii) the Closing Balance Sheet, together with reasonable supporting detail of each of the calculations set forth in the Estimated Closing Statement. The Estimated Closing Statement shall be prepared in a manner consistent with GAAP and the terms of (including the definitions contained in) this Agreement, including Schedule A with respect to Estimated Net Working Capital. The Company and the Seller shall review any comments proposed by Parent with respect to the Estimated Closing Statement and shall consider in good faith any appropriate changes thereto prior to the Closing.

(b) No later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth (i) Parent’s calculation of the Closing Proceeds, including each of the Closing Proceeds Elements and the Parent Adjustment Amount or the Seller Adjustment Amount (if any), and (ii) the Closing Balance Sheet, together with reasonable supporting detail of each of the calculations set forth in the Closing Statement. The Closing Statement shall be prepared in a manner consistent with GAAP and the terms of (including the definitions contained in) this Agreement, including Schedule A with respect to Net Working Capital.

(c) Following delivery of the Closing Statement and until the final determination of the Closing Proceeds, Parent and its Subsidiaries (including the Company) shall (i) permit Seller and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Company following the Closing and (ii) provide Seller and its Representatives reasonable access, during normal business hours and upon reasonable notice, to Parent’s and its Subsidiaries’ (including the Company’s following the Closing) employees and advisors involved in the preparation of the Closing Statement, provided in each case that such access does not unreasonably disrupt the normal operations of the Company. The Closing Statement shall be conclusive, final and binding on all parties absent manifest error unless Seller gives Parent written notice (an “Objection Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail to the extent available as to such Disputed Items within thirty (30) days after receipt of the Closing Statement.

(d) If an Objection Notice is delivered to Parent, then Parent and Seller shall, for a period of thirty (30) days (or such longer period as Parent and Seller may agree in writing) following delivery of an Objection Notice to Parent (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto shall (unless otherwise agreed by Parent and Seller in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule), and any such written resolution by them as to any Disputed Items shall be conclusive, final and binding on all parties absent manifest error. Any Disputed Items agreed to by Parent and Seller in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by Seller in the Objection Notice, are collectively referred to herein as the “Resolved Matters.” Any Resolved Matters shall be conclusive, final and binding on all parties absent manifest error, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of an Objection Notice. If, at the end of the Resolution Period, Parent and Seller have been unable to resolve any differences they may have with respect to the matters specified in the Objection Notice, Parent or Seller may, upon written notice to the other, refer all matters that remain in dispute with respect to the Objection Notice (the “Unresolved Matters”) for resolution to a nationally recognized accounting firm selected by Parent that is consented to by Seller, such consent not to be unreasonably withheld, conditioned or delayed (the “Independent Accountant”). If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Parent and Seller shall enter into a customary engagement letter with, and, to the extent necessary, and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 3.2. Within ten (10) Business Days after the Independent Accountant has been retained, each of Parent and Seller shall furnish, at its own expense, to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter. Within five (5) Business Days after the expiration of such ten (10) Business Day period, each of Parent and Seller may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter (provided, that it delivers a copy thereof substantially simultaneously to the other). With each submission, each of

Parent and Seller may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant (provided, that it delivers a copy thereof substantially simultaneously to the other). The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference or videoconference) concerning the disagreement and each of Parent and Seller shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(e) The Independent Accountant shall be directed to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 3.2(d), render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement) in accordance with the terms of (including the definitions contained in) this Agreement, including Schedule A with respect to Net Working Capital. The Independent Accountant’s determination, acting as an expert in accounting and not as an arbitrator, as to each Unresolved Matter shall be set forth in a written statement delivered to each of Parent and Seller, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all parties absent manifest error. In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Parent in the Closing Statement or by Seller in the Objection Notice or less than the lowest value for such item claimed by Parent in the Closing Statement or by Seller in the Objection Notice. The fees, costs and expenses of the Independent Accountant shall be paid by each of Seller and Parent based on the inverse proportion to the difference between the Closing Proceeds proposed by each of them and the Closing Proceeds as determined by the Independent Accountant. For example, if Seller claims that the appropriate adjustments are $500 greater than the amount determined by Parent and if the Independent Accountant ultimately resolves the dispute by awarding to Seller $100 of the $500 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 20% to Parent and 80% to Seller.

(f) Within five (5) Business Days after the final determination of the Closing Proceeds, including each of the components thereof, pursuant to this Section 3.2:

(i) If the Closing Proceeds as finally determined pursuant to this Section 3.2 are less than the Estimated Closing Proceeds (the amount of such deficiency, the “Parent Adjustment Amount”), then within five (5) Business Days after such final determination, Parent and Seller shall jointly instruct the Escrow Agent to release to Parent from the Adjustment Escrow Account an amount equal to the Parent Adjustment Amount and to release to Seller any portion of the Adjustment Escrow Amount remaining in the Adjustment Escrow Account in accordance with Article 2 and the Escrow Agreement.

(ii) If the Closing Proceeds as finally determined pursuant to this Section 3.2 are greater than the Estimated Closing Proceeds (the lesser of the amount of such excess or the value of the Adjustment Escrow Amount, the “Seller Adjustment Amount”), then within five (5) Business Days after such final determination, Parent and Seller shall jointly instruct the Escrow Agent to release the entirety of the Adjustment Escrow Amount to Seller, and Parent shall pay or cause to be paid the Seller Adjustment Amount, if any, to the Seller in accordance with Article 2 and the Escrow Agreement.

All payments to be made pursuant to this Section 3.2(f) shall (x) be treated by all parties for Tax purposes as adjustments to the Sale Consideration to the maximum extent permitted by Law and (y) be made by wire transfer of immediately available funds to the account(s) designated by Parent or Seller, as applicable.

Article 4
Representations and Warranties Regarding the Company

Except as set forth in the disclosure schedules supplied by the Seller to Parent, dated as of the date hereof (the “Disclosure Schedule”), the Seller represents and warrants to Parent as follows as of the date hereof and as of the Closing Date:

Section 4.1 Organization and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Company has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or currently proposed to be, conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, each of which is set forth in Section 4.1(a) of the Disclosure Schedule, except where the failure to be so qualified and in good standing would not reasonably be expected to be material to the Company. The Company has Made Available to Parent prior to the date hereof a true and complete copy of the Certificate of Incorporation of the Company and the Bylaws of the Company (together, the “Company Governance Documents”), which have not been amended, and each such instrument is in full force and effect. The Company is not in violation of the provisions of the Company Governance Documents.

(b) The minute books of the Company and its Subsidiaries contain true, complete and correct records of all meetings and other corporate actions of their respective stockholders and their respective boards of directors and committees thereof. The stock records of the Company and its Subsidiaries are true, complete and correct and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company and its Subsidiaries, respectively. The Company has Made Available to Parent true, complete and correct copies of (i) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company and its Subsidiaries, (ii) all stock certificate or stock record books of the Company and its Subsidiaries and (iii) any similar records or documents of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any prior names, and since their respective dates of incorporation, neither the Company nor any of its Subsidiaries has conducted business under any name other than its respective current name.

Section 4.2 Authorization.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the other Company Documents. This Agreement has been, and each of the other Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the other Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

Section 4.3 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, any provision of (i) the Company Governance Documents and the Subsidiary Governance Documents, (ii) any Material Contract, (iii) any outstanding Order applicable to the Company or any of the properties or assets of the Company or any of its Subsidiaries, or (iv) assuming compliance with the filing and notice requirements set forth in Section 4.3(b), any applicable Law to which the Company or any of its Subsidiaries is subject.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby, except for those under regulations promulgated by the CPUC.

Section 4.4 Capitalization.

(a) The authorized capital stock of the Company consists solely of 10,000 shares of Company Common Stock, 466.093 shares of which are issued and outstanding as of the date hereof all of which are held by Seller.

(b) As of the date hereof, there were no outstanding options to purchase shares of Company Common Stock.

(c) All of the issued and outstanding Shares have been duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Section 4.4(c) of the Disclosure Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including, rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of the Company is authorized, outstanding or promised. The Company does not have any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of Indebtedness or assets of the Company. The Company does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no authorized, outstanding or promised stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Other than the Shares outstanding as of the date hereof, there are no other outstanding securities of the Company entitled, and no separate contractual rights to which the Company is a party entitling any holders thereof, to vote on any matters put to a vote of the stockholders of the Company. Seller is not entitled to any different or additional amount of consideration in respect of the Shares in connection with the Transaction except as expressly provided for in this Agreement. No Shares are subject to employment-related forfeiture restrictions. All issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable Laws. All Shares are owned of record by the holders and in the respective amounts as are set forth in the Initial Spreadsheet, and as updated in the Final Spreadsheet.

(d) The information set forth as of the date hereof in Section 4.4(d) of the Disclosure Schedule (the “Initial Spreadsheet”) in the form of Exhibit A hereto, and as updated prior to the Closing and delivered to Parent five (5) Business Days prior to the Closing Date (the “Final Spreadsheet”), including the portion of the Sale Consideration to be delivered to the Seller, is a good faith estimate as of the date hereof and, as updated and delivered to Parent pursuant to this Section 4.4(d), will be true, complete and correct as of the Closing, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement and the Company Governance Documents and all other agreements and instruments among the Company and the Seller. Without limitation of the foregoing, the Initial Spreadsheet contains, and the Final Spreadsheet when delivered to Parent will contain, the following:

(i) a calculation of the Estimated Closing Proceeds and each of the Estimated Closing Proceeds Elements;

(ii) a calculation of the Initial Per Share Amount and the Additional Per Share Amount;

(iii) with respect to the Seller: (A) the name, address and email address as reflected in the Company’s records; (B) the number, class and series of Shares held; (C) the date of acquisition of such shares; (D) the adjusted tax basis of any such shares that constitute a “covered security” within the meaning of Treasury Regulations Section 1.6045-1(a)(15); (E) the consideration is entitled to receive pursuant to Article 2 (on a holding-by-holding basis and in the aggregate); (F) the amount to be withheld by Parent with respect to the Adjustment Escrow Amount (G) the net amounts to be paid in accordance with Article 2 (on a holding-by-holding basis and in the aggregate) after deduction of the amounts referred to above; and (H) such other additional information which Parent may reasonably request;

(iv) without duplication, a schedule of the applicable payment(s) to each other Person receiving a payment pursuant to Section 2.2 in respect of (A) the Indebtedness set forth in Section 3.2(d) of the Disclosure Schedule; and (B) Unpaid Transaction Expenses.

(e) There are no proxies, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

Section 4.5 Subsidiaries. The Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, limited liability company, joint venture or other Person. Except for the Company’s interests in such Subsidiaries or as otherwise set forth in Section 4.5 of the Disclosure Schedule, the Company owns, directly or indirectly, of record and beneficially, all capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than pledges to lenders in respect of Indebtedness to be repaid at Closing), and all such capital stock and other equity interests are validly issued, fully paid and non‑assessable (to the extent such concept is applicable to such equity interests). There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind to which the Company or any of their respective Subsidiaries is a party or by which any of them is bound which would obligate any of them to issue, deliver, purchase or sell any additional shares of capital stock, units, membership, or other equity or profit interests of any kind in any of the Subsidiaries of the Company. Each of the Company’s Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Company’s Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify. The Company has Made Available to Parent prior to the date hereof a true and complete copy of the Certificate of Incorporation and Bylaws of each of its Subsidiaries (or such other organizational or governing documents as may be applicable), each as amended to date (together, the “Subsidiary Governance Documents”), and each such instrument is in full force and effect. None of the Company’s Subsidiaries is in violation of the provisions of its respective Subsidiary Governance Document.

Section 4.6 Financial Statements.

(a) Attached as Section 4.6(a) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the Company Group’s audited consolidated balance sheet as of December 31, 2023, and December 31, 2024, and the related statements of income and cash flows for the fiscal years then ended, in each case, including the notes thereto and (ii) the Company Group’s unaudited consolidated balance sheet as of September 30, 2025 (the “Balance Sheet”) and the related statements of income and cash flows for the 9-month period then ended. The Financial Statements are (x) true, complete, and correct and are in accordance with the books and records of the Company and its Subsidiaries, (y) present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated and (z) prepared in accordance with GAAP consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented (subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year‑end adjustments in a manner consistent with past practice, none of which shall be material).

(b) The Company Group has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company Group designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements identified in provisos (i) and (ii) above (such systems and processes are herein referred to as the “Controls”). None of the Company, any of its Subsidiaries, their employees, or any independent auditor has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. There have been no instances or allegations of Fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company and its Subsidiaries have in place a revenue recognition policy consistent with GAAP.

(c) The accounts receivable of the Company and its Subsidiaries, whether reflected on the Balance Sheet or arising following the date thereof, including, for the avoidance of doubt, any accounts receivable reflected in the calculation of Net Working Capital, represent bona fide and valid accounts receivable arising in the ordinary course of business consistent with past practice from sales actually made or services actually performed and, subject to allowances for doubtful accounts made pursuant to GAAP, are fully collectible in the aggregate amount thereof.

Section 4.7 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Indebtedness or other Liability, except (a) Liabilities specifically reflected on, and fully reserved against in, the Balance Sheet, (b) Liabilities incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice and which are, in nature and amount, consistent with those incurred historically and are not material to the Company, individually or in the aggregate, (c) executory obligations existing as of the date hereof pursuant to any contract set forth in Section 4.11 of the Disclosure Schedule, which, in each case, are not related to any breach or default by the Company, (d) Unpaid Transaction Expenses, (e) Liabilities disclosed in the Disclosure Schedules, (f) contingent Liabilities that are not probable and estimable under GAAP. The Company has not declared, set aside, made or paid out any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any securities of the Company or any of its Subsidiaries. There is no Indebtedness of the Company or any of its Subsidiaries.

Section 4.8 Absence of Certain Changes or Events. Since January 1, 2025, through the date hereof, there has not been a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2025 through the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has not been any action taken or committed to be taken by the Company or any of its Subsidiaries that would have been prohibited by Section 7.1 absent approval by Parent if it had been taken after the date hereof and prior to the Closing Date.

Section 4.9 Real Property.

(a) Section 4.9(a) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased or licensed by the Company or any of its Subsidiaries as lessee or sublessee and a true, correct and complete list of all of the leases relating thereto (including amendments) as in effect on the date of this Agreement (each, a “Real Property Lease” and each such related property, a “Company Property”). The Company has delivered to Parent a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto. Neither the Company nor any of its Subsidiaries currently owns, and has never in the past owned, any fee simple ownership interest in real property. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries. With respect to each Real Property Lease and piece of Company Property: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated hereby do not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the closing; (iii) neither the Company, its Subsidiaries nor, to the Company’s knowledge, any other party to the Real Property Lease, is in breach or default under such Real Property Lease, and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease; (iv) to the Company’s knowledge, there are no disputes with respect to such Real Property Lease; (v) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (vi) there are no forbearance programs in effect with respect to such Real Property Lease; (vii) the Company (or its Subsidiaries) have not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered or granted any Lien on such Real Property Lease or any interest therein; (viii) the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Company Property under such Real Property Lease has not been disturbed; (ix) the Company and its Subsidiaries do not owe any

brokerage commissions or finder’s fees with respect to such Real Property Lease; and (x) the other party to each such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in the Company Group. The Company and its Subsidiaries have a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Liens, under each of the Real Property Leases. All the Company Properties are adequately maintained and suitable in all material respects for the purpose of conducting the business of the Company and its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate interest or any portion thereof or interest therein.

(c) Neither the Company nor any of its Subsidiaries has received any written notice from any insurance company that has issued to the Company a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property. Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to any of the Company Properties that may be required to be removed upon termination of the applicable Real Property Lease term.

(d) With respect to all Company Property: (i) to the Company’s knowledge, the use and operation of the Company Property in the conduct of the business of the Company does not violate in any material respect any Law; (ii) to the Company’s knowledge, no conditions exist which would be expected to have a Material Adverse Effect with respect to the Company Property; (iii) there are no pending condemnation, eminent domain or similar proceedings with respect to all or any portion of the Company Property and, to the Company’s knowledge, no such proceeding is contemplated; (iv) the Company or its Subsidiaries have not received any written notice of any special assessment proceedings or other governmental actions affecting the Company Property; and (v) the buildings and other improvements on the Company Property are in good operating condition, normal wear and tear excepted, and usable in the ordinary course of business as currently conducted by the Company Group.

Section 4.10 Tangible Personal Property.

(a) The Company and its Subsidiaries have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company Group (except as sold or disposed of subsequent to the date hereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens, other than the Permitted Liens and such imperfections of title, if any, that do not materially interfere with the present value of such property. All such items of tangible personal property that are necessary for the operation of the business of the Company Group are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. The tangible assets owned or leased by the Company Group constitute all the tangible assets necessary for the Company Group to carry on its business as currently conducted.

(b) Section 4.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases of personal property (“Personal Property Leases”) used in the business of the Company Group or to which the any member of the Company Group is a party or by which the properties or assets of any member of the Company Group is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

Section 4.11 Material Contracts. All of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or their respective assets or properties are bound are set forth in Section 4.11 of the Disclosure Schedule by reference to the applicable subsection below (such Contracts listed or required to be listed in Section 4.11 of the Disclosure Schedule, collectively, the “Material Contracts”):

(a) any Contract or series of related Contracts with the same counterparty or its Affiliates that requires aggregate future expenditures by the Company or any of its Subsidiaries in excess of $100,000 or any Contract that is otherwise material to the business of the Company;

(b) any distributor, reseller, sales representative or similar Contract under which the Company or any of its Subsidiaries does not have the right to terminate without penalty on less than ninety (90) days’ notice;

(c) any Contract with (i) a Material Customer or (ii) a Material Supplier;

(d) any Contract for the sale of any commodity, product (for purposes of clarity this does include service offerings under customer contracts), material, supplies, equipment or other personal property of the Company or any of its Subsidiaries (other than equipment purchased for resale) for a sale price in excess of $100,000;

(e) any Contract required to be disclosed in Section 4.24 of the Disclosure Schedule;

(f) any Contract for the employment of, or receipt of any services from, (i) any director or officer of the Company or its Subsidiaries or (ii) any other individual Person on a full-time, part-time, consulting or other basis providing for aggregate annual compensation in excess of $200,000;

(g) Contracts providing for severance, retention, change in control or other similar payments; any “success fees” or bonuses, or severance payments payable to employees of the Company or any of its Subsidiaries (excluding any bonuses payable to any employee based on the performance of such employee or the performance of the Company or any of its Subsidiaries);

(h) any Contract with any Governmental Body;

(i) each (i) Real Property Lease and (ii) Personal Property Lease;

(j) any Contract relating to the incurrence or guarantee of Indebtedness or creating a Lien (other than Permitted Liens) upon any property or assets of the Company or any of its Subsidiaries;

(k) any Contract for the disposition of any of the Company’s or any of its Subsidiaries’ assets or business (whether by merger, sale of stock, sale of assets or otherwise);

(l) any Contract for the acquisition or disposition of any business, business unit or product line or capital stock of another Person (whether by merger, sale of stock, sale of assets or otherwise) (including, for the avoidance of doubt, Contracts containing continuing indemnification or contingent payment obligations);

(m) any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(n) any hedging, futures, options or other derivative Contract;

(o) any Contract with a customer of the Company or any of its Subsidiaries that deviates (other than with respect to prices, payment amounts or delivery schedules) in any material respect from the Company’s standard form of customer Contract Made Available to Parent;

(p) any Contract under which the Company or any of its Subsidiaries has agreed not to bring legal action against any third party for any reason or any Contract otherwise settling any Proceeding involving the Company or its Subsidiaries;

(q) any Contract that grants or obtains, or under which the Company or any of its Subsidiaries agrees to grant or obtain, rights to use or register IP or IP Rights, excluding ordinary-course licenses to off-the-shelf Software;

(r) any Contract under which the Company is restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any Person with respect to employment, or which would so restrict the Company or any of its Subsidiaries, Parent or any successor in interest thereof after the Closing Date;

(s) any Contract that (i) contains any “most favored nation” or similar provision (including the provision of exclusive, first or concurrent access to certain product features), (ii) grants any Person an exclusive license, supply rights, distribution rights, or other rights in connection with any Company Product (including underlying Software and/or technology), (iii) contains minimum purchase requirements, or (iv) grants any Person rights of first refusal, rights of first negotiation, or similar rights; or

(t) any other Contract to the extent not otherwise disclosed in Section 4.11 of the Disclosure Schedule that is material to the Company or its Subsidiaries.

Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of the Company or any of its Subsidiaries which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, except as enforceability may be affected by the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation, default or breach under the terms of any of the Material Contracts and no condition exists that, with notice or lapse of time or both, would constitute such a violation, default or breach, except for breaches that have not be and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not give rise to any default or breach of a Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any of the Material Contracts. True, complete and correct copies of each of the Material Contracts have been Made Available to Parent prior to the date hereof, together with all amendments, modifications or supplements thereto. With respect to each Material Contract set forth on Section 4.11(p) of the Disclosure Schedule, there is no fact or circumstance that would reasonably be expected to give rise to a claim against the Company by any counterparty to such Material Contract.

Section 4.12 Tax Matters.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account applicable extensions validly obtained). All such Tax Returns were prepared in accordance with applicable Law and are true, correct and complete in all material respects. All Taxes due and payable by or with respect to the Company or any of its Subsidiaries (whether or not shown as due on such Tax Returns) have been timely paid to the appropriate Governmental Body.

(b) All Taxes that the Company or any of its Subsidiaries was or is required to withhold or collect (including sales, use, value added and similar Taxes) have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Body in compliance with applicable Law.

(c) There are no Liens for Taxes on any assets of the Company except for Permitted Liens.

(d) No examination, audit, claim, assessment, deficiency, proceeding, proposed adjustment or any other written notice indicating an intent to open an audit or review in respect of Taxes of or with respect to the Company or any of its Subsidiaries is pending or has been threatened by any Governmental Body in writing. No claim has been made in writing by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns stating that the Company or any of its Subsidiaries is or may be subject to any Taxes assessed by such jurisdiction.

(e) Neither the Company nor any of its Subsidiaries has executed or filed with any Governmental Body any agreement currently in effect that waives or extends the period of assessment, reassessment or collection of any Taxes nor has the Company agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied. No power of attorney has been granted by or with respect to the Company with regard to any matters relating to Taxes that is currently in effect.

(f) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes (excluding any contracts entered into in the ordinary course of business and not primarily related to Taxes). Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return (other than a group the common parent of which is the Company) nor does the Company or any of its Subsidiaries have any Liability for any Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non‑U.S. Law, or as a transferee or successor, by contract or otherwise.

(g) Section 4.12(g) of the Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications, of the Company and each of its Subsidiaries for U.S. federal income and state Tax purposes.

(h) Neither the Company nor any of its Subsidiaries is required to make any adjustment in any material respect (nor has any Governmental Body proposed in writing any such adjustment) pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of a change in or improper use of an accounting method. Neither the Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non‑U.S. Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv)

prepaid amount received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has any requests (or is the subject of any requests) for rulings or special Tax incentives pending with any Governmental Body.

(i) Neither the Company nor any of its Subsidiaries has distributed stock or shares of another entity, and neither the Company nor any of its Subsidiaries has had its shares or stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, contract, or other arrangement that is treated as a partnership for Tax purposes.

(k) Neither the Company nor any of its Subsidiaries has been subject to the limitations of Section 163(j) of the Code, or any corresponding or similar provision of state, local, or non-U.S. Tax Law.

(l) No Subsidiary of the Company is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code with respect to the Company or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(m) The Company and its Subsidiaries have complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder.

(n) Neither the Company nor any of its Subsidiaries is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(o) Neither the Company, nor any of its Subsidiaries is, nor has been, a party to any “reportable transaction,” as defined in Sections 6011, 6662A and 6707A of the Code and Treasury Regulations Section 1.6011-4(b).

(p) All related-party transactions involving the Company, and its Subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local and foreign Law.

(q) The Company and its Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the Financial Statements for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements and have not received written notice of any deficiencies for any Tax of the Company or any of its Subsidiaries from any Governmental Body for which there are not adequate reserves on the Financial Statements. Since the date of the Financial Statements, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business.

(r) The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday or other Tax reduction agreement or any order, judgment, ruling or other similar requirement adopted or applied by a Governmental Body to which the Company or any of its Subsidiaries is a party to or subject.

(s) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the one in which it is organized.

(t) Neither the Company nor any of its Subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. No interest in the Company or any of its Subsidiaries constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.

(u) The Company and each of its Subsidiaries has Made Available to Parent true and complete copies of all Tax Returns for each of the taxable years and periods for the which the applicable statute of limitations period has not expired.

(v) A valid election under Section 83(b) of the Code was timely made in connection with the issuance of any securities or other property of the Company that was eligible for such an election.

Section 4.13 Intellectual Property.

(a) Registered IP, Unregistered Material Company IP, and Company Products.

(i) Registered IP. Section 4.13(a)(i) of the Disclosure Schedule accurately identifies all Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively or jointly with another Person), including: (A) all Patents owned or filed by, or on behalf of, the Company or any of its Subsidiaries or used in its or their business or operations, including any Patents to which the Company or any of its Subsidiaries has exclusive rights in any territory or field of use, including the country of filing, owner, filing number, date of issue or filing, expiration date, and title, and, in the case of exclusively licensed patents, the scope of exclusivity; (B) all registered Trademarks owned or filed by, or on behalf of, the Company or any of its Subsidiaries or used in its or their business or operations, including the country of filing, owner, registration or application number, date of issue, and description of goods and services or (1) with respect to domain names, including the owner, domain name administrator, date of registration, and date of renewal and (2) with respect to social media identifiers and the like, including the applicable platform and date of registration; (C) all registered copyrights owned or filed by, or on behalf of, or used by the Company or any of its Subsidiaries in its or their business or operations, including the country of filing, owner, filing number, date of issue and expiration date, and description of the covered work; and (D) any other Company IP of any kind or character that has been registered or applied for with any Governmental Body or similar authority. Section 4.13(a)(i) of the Disclosure Schedule also identifies any other Person that has or purports to have an ownership interest of any nature in any item of Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature and the nature of such other Person’s interest and all actions that are required to be taken by the Company or any of its Subsidiaries within one-hundred and twenty (120) days following the Closing Date in order to avoid prejudice to, or impairment or abandonment of, such Registered IP (including all office actions, provisional conversions, annuity or maintenance fees, or reissuances). The Company has Made Available to Parent complete and accurate copies of all applications for Registered IP that have been filed by or on behalf of the Company or any of its Subsidiaries with any Governmental Body or similar authority and the domain registrant information with the applicable registrars. All domain names of the Company or any of its Subsidiaries are registered in the name of the Company or the respective Subsidiary only.

(ii) Unregistered Material Company IP. Section 4.13(a)(ii) of the Disclosure Schedule accurately identifies: (A) any and all Trademarks that are not Registered IP that are material to the Company’s or any of its Subsidiaries’ or operation of its business; and (B) any and all other Persons that have or purport to have an ownership interest of any nature in any of the Trademarks listed in Section 4.13(a)(ii) of the Disclosure Schedule and the nature of such interest. The Company has Made Available to Parent complete and accurate copies of all material documents related to each such item of Company IP.

(iii) Company Products. Section 4.13(a)(iii) of the Disclosure Schedule accurately identifies all Company Products, and, for each Company Product (and each version thereof) that is currently or was in the past Made Available for use or purchase, the release date.

(b) Company IP Agreements.

(i) Inbound Licenses. Section 4.13(b)(i) of the Disclosure Schedule accurately identifies: (A) each Contract pursuant to which any IP or IP Right, or Third-Party Data, is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is the beneficiary of a covenant not to sue or other agreement not to assert claims involving IP or IP Rights (other than licenses to Open Source Materials required to be scheduled in Section 4.13(h)(iv) of the Disclosure Schedule and nonexclusive licenses to “off-the-shelf” third-party Software or hosted services that is/are: (1) generally commercially available at a cost of $15,000 or less per year for an unlimited use, enterprise-wide license; (2) not distributed by the Company or any of its Subsidiaries; (3) not incorporated into, or used in the development, testing, distribution, delivery, maintenance, or support of any Company Product; and (4) not otherwise material to the Company’s or any of its Subsidiaries’ operation of its business (as currently conducted and as currently proposed to be conducted following the Closing) and indicates whether the rights or licenses granted to the Company or any of its Subsidiaries in each such Contract are exclusive or nonexclusive; and (B) each Contract identified in Section 4.13(b)(i)(A) of the Disclosure Schedule under which the Company or any of its Subsidiaries is bound to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation, or other violation or unlawful use of any other Person’s IP or IP Rights.

(ii) Outbound Licenses. Section 4.13(b)(ii) of the Disclosure Schedule accurately identifies: (A) each Contract under which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP or any Company Product; and (B) each Contract identified in Section 4.13(b)(ii)(A) of the Disclosure Schedule under which the Company or any of its Subsidiaries is bound to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation, or other violation or unlawful use of any other Person’s IP or IP Rights (other than indemnification provisions in the Company Group’s standard forms Made Available to Parent under Section 4.13(b)(iii)). Neither the Company nor any of its Subsidiaries is bound by, and no Company IP or Company Product is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the Company’s or any of its Subsidiaries’ ability to use, exploit, make available, assert, or enforce its rights in any Company IP or Company Product. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has granted any exclusive license under any Company IP or any Company Product.

(iii) Standard Form IP Agreements. To the extent they exist, the Company has Made Available to Parent a complete and accurate copy of each standard form of Contract used by the Company or any of its Subsidiaries at any time under which the Company or any of its Subsidiaries either receives or grants to any Person any IP or IP Rights, including each standard form of the following: (A) end-user license agreement, terms of use or service, or similar agreement regarding the end-use of Company

Products or third-party Software or hosted services; (B) invention assignment agreement (for each of employees and consultants); (C) confidentiality agreement and other nondisclosure agreements; (D) maintenance and support agreement; (E) distribution, reseller, value-added reseller, referral, or other similar agreement; (F) manufacturing and supply or related sourcing agreement; and (G) data license agreement. Section 4.13(b)(iii) of the Disclosure Schedule identifies any Contract under which the Company or any of its Subsidiaries has licensed, distributed, or otherwise made available any Company Product that deviates in any material respect from the applicable standard form and any Contract with an employee or consultant in which the employee or consultant expressly reserved or retained any IP or IP Rights related to the Company’s or any of its Subsidiaries’ business (as currently conducted and as currently proposed to be conducted following the Closing) or research and development.

(c) Sufficiency of Assets; Ownership. The Company IP collectively constitutes all of the intangible assets, intangible properties, IP, and IP Rights necessary for or used in the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted and as currently proposed to be conducted following the Closing. The Company is the sole and exclusive owner of all right, title, and interest in and to the Company IP (other than IP Rights licensed to the Company pursuant to Inbound Licenses), free and clear of any Encumbrances (other than nonexclusive licenses granted under Outbound Licenses). Without limiting the generality of the foregoing:

(i) each Person (including the Company’s founders and any current or former employee or consultant of the Company) who is or was involved in the authorship, discovery, development, conception, or reduction to practice of any Company IP owned or purported to be owned by the Company (each, an “IP Contributor”) has signed a written, valid and enforceable Contract containing: (A) an irrevocable present assignment to the Company of all IP and IP Rights authored, discovered, developed, conceived, or reduced to practice by such Person in the course of that IP Contributor’s work for or on behalf of the Company, including all IP and IP Rights pertaining to any Company IP and/or Company Product(s); and (B) customary confidentiality provisions protecting such IP, IP Rights, and Company Products, and no such IP Contributor has any obligation to any Person with respect to any of the foregoing;

(ii) no IP Contributor has any claim, right (whether or not currently exercisable) or interest in or to any Company IP or Company Product;

(iii) the Company and its Subsidiaries have taken all reasonable steps to maintain the confidentiality of, and to otherwise protect and enforce its rights in, all Trade Secrets of the Company and its Subsidiaries, the Company IP, the Company Products, and the Company’s and its Subsidiaries’ business;

(iv) the Company owns or otherwise has, and, after the Closing, Parent shall have, all IP and IP Rights necessary and sufficient to conduct the Company’s and its Subsidiaries’ business as currently conducted and as currently proposed to be conducted following the Closing;

(v) neither the Company nor any of its Subsidiaries is now, nor have any of them ever been, a member or promoter of, or contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any of its Subsidiaries or, following the Closing, Parent, to grant or offer to any other Person any right or license to any Company IP or Company Product; and

(vi) no funding, facilities, or personnel of any Governmental Body or any university, educational, or similar research institution were used, or are being used, directly or indirectly, to author, discover, develop, conceive, or reduce to practice any Company IP or Company Product, whether in whole or in part.

(d) Validity and Enforceability. All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) no Trademark owned, used, or applied for by the Company or any of its Subsidiaries is or may be confusingly similar to any Trademark owned, used, or applied for by any other Person, and the Company and its Subsidiaries have taken all reasonable steps to maintain the Trademarks and police their use to ensure their ongoing validity and enforceability;

(ii) no interference, opposition, cancellation, reissue, reexamination or other Legal Proceeding is or has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged and, to the Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable;

(iii) all necessary registration, maintenance, renewal, and similar fees in respect of Registered IP that is Company IP have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body to maintain such Registered IP; and

(iv) neither the Company nor any of its Subsidiaries has taken, nor failed to take, any action that has, or would reasonably be expected to, impair or dedicate to the public, or entitle any Person to cancel, forfeit, modify, or consider abandoned, any Company IP.

(e) Effects of the Transaction. Neither the execution, delivery or performance of this Agreement or of any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or by any such other agreement(s) shall, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP or any Company Product; (ii) a breach of or default under, or right to terminate or suspend performance of, any Inbound License or Outbound License; (iii) the release, disclosure, or delivery of any Company IP or Company Product by or to any escrow agent or other Person; (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any Company IP or Company Product; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company IP or Company Product.

(f) Intellectual Property Infringement.

(i) No Third-Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, and no Person is currently infringing, misappropriating, diluting or otherwise violating any Company IP (including Company’s IP Rights therein). The Company has made available to Parent complete and accurate copies of all documents regarding any actual, alleged, or suspected infringement, misappropriation, or other violation of any Company IP or IP Rights included therein.

(ii) No Company Infringement of Third-Party IP. Neither the Company nor any of its Subsidiaries and the operation of its or their business (including the development, marketing, and distribution of any Company IP or Company Product), as well as the Company IP and Company Products, have not and do not currently infringe, misappropriate, or otherwise violate in any manner, or make any unlawful use of, any IP or IP Right of any other Person. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any of its Subsidiaries with respect to any such claim or Legal Proceeding. The

Company has made available to Parent complete and accurate copies of all documents and summaries of all communications regarding any actual, alleged, or suspected infringement, misappropriation, or other violation of any other Person’s IP or IP Rights, including any letter or other communication suggesting or offering that the Company or any of its Subsidiaries obtain a license to any other Person’s IP or IP Rights.

(g) AI Technologies; Data Collection and Use.

(i) Except as expressly identified in Section 4.13(g)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has nor does, either directly or indirectly, (A) use AI Technologies for the internal operations of the Company or any of its Subsidiaries, (B) distribute or otherwise make available AI Technologies to customers or other Persons for any purpose, (C) offer, or enable its customers to offer, different prices or quality of goods or services to end consumers through the Company Products where such price or quality differences are determined by Personal Data about the end consumer, or (D) permit any data associated with the Company or any of its Subsidiaries or its or their customers (including deidentified data) to be used as Training Data by any other Person. The Company has implemented policies and procedures with vendors and suppliers require such parties to identify and notify the Company of any data, service results, and/or other work product that are generated by AI Technologies in connection with such vendor services (collectively, and together with any and all output otherwise created by the Company or its Representatives through AI Technologies, “AI Results”). All AI Results are and have been labeled appropriately when presented to third-party recipients and have been used in accordance with applicable Law, Contract requirements, and industry best practices.

(ii) Section 4.13(g)(ii) of the Disclosure Schedule accurately identifies: (A) all Contracts under which the Company or any of its Subsidiaries has acquired, licensed, or otherwise received, collected, or used any Third-Party Data or Company Data, including the Person from which the Company or any of its Subsidiaries received or collected such Third-Party Data or Company Data, the purpose for which such Third-Party Data or Company Data is used, and the name of the owner of derivative datasets and products and services based upon the Third-Party Data or Company Data under the applicable Contract; and (B) the provenance of all Third-Party Data received, collected, or used by the Company or any of its Subsidiaries that is not subject to a Contract identified on Section 4.13(g)(ii) of the Disclosure Schedule, including the Person or place from which the Company or any of its Subsidiaries received or collected such Third-Party Data, and the purpose for which such Third-Party Data is used. The Company and its Subsidiaries comply, and have at all times complied, with any and all: (1) Contracts governing the Company’s or any of its Subsidiaries’ use of any API used to receive or collect Third-Party Data; (2) Contracts governing the Company’s or any of its Subsidiaries’ collection and use of any Third-Party Data collected or generated using web scraping, web crawling, or web harvesting software, or any Software, service, or technology that turns the unstructured data found on the internet into machine-readable, structured data; (3) Contracts with any other Person that has provided to the Company, or from which the Company or any of its Subsidiaries has received or collected, any Third-Party Data; and (4) applicable Laws relating to the Company’s or any of its Subsidiaries’ collection and use of Third-Party Data and Company Data. The Company and its Subsidiaries have implemented and adheres to industry standard policies, protocols, and procedures relating to the ethical and responsible use of deep learning, machine learning, and other artificial intelligence technologies, including policies, protocols, and procedures for: (1) developing and implementing such technologies in a way that promotes transparency, accountability, and human interpretability; (2) identifying and mitigating bias in Company Data and Third-Party Data used to train and otherwise develop such technologies; (3) management oversight and approval of the Company’s and its Subsidiaries’ use and implementation of such technologies; and (4) AI Incidents, including risk taxonomies and incidents log, and controls designed to prevent harmful, high-risk or out of scope outputs (collectively, “Company AI Policies”). There has been no actual or alleged non-compliance with any such AI Policies, and neither the Company nor any of its Subsidiaries has received any notice or communication from any Governmental Body concerning any AI Incident or the Company’s or any of its Subsidiaries’ collection or use of Company Data or Third-Party Data.

(h) Software and IT Systems.

(i) No Harmful Code. Neither the Company Products nor any Company IT Systems contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(ii) No Bugs. None of the Company Products: (A) contains any bug, defect, or error that affects the use, functionality, or performance of such Company Products; or (B) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products. The Company has made available to Parent a complete and accurate list of all known bugs, defects, and errors in each version of any Software that is contained in, or that embodies, any Company Product.

(iii) Source Code. The source code for any Software that is contained in, or that embodies, any Company Product (the “Company Product Source Code”) contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (A) consistent with customary code annotation conventions and best practices in the software industry; and (B) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support such Software. No Company Product Source Code has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. Neither the Company nor any of its Subsidiaries has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available any Company Product Source Code to any escrow agent or other Person and no event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license, or disclosure of the Company Product Source Code to any other Person.

(iv) Open Source Materials. Section 4.13(h)(iv) of the Disclosure Schedule accurately identifies all Open Source Materials embedded with, linked to, bundled with, or otherwise included in, used to compile or build, or, solely in the case of Open Data, used in the development of, any Company Product that is conveyed or otherwise distributed, or, if in development, is intended to be conveyed or otherwise distributed, to any third party (whether in source or executable form, within a virtual machine or container, within a broader Company database, or on a hosted basis), and for each such item of Open Source Materials: (A) the name and version number of such item; (B) the license applicable to such item (including version number, if any); (C) the location from which the item is made available by its licensor; (D) whether and how the item has been conveyed or distributed by the Company or any of its Subsidiaries (by way of example and without limitation, in source or object code form or on a hosted basis); and (E) if the item is subject to a Copyleft License, (1) whether the item has been modified and, if so, how; and (2) the manner in which the item is embedded with, linked to, or otherwise included in, used to compile or build, or, solely in the case of Open Data, used in the development of, the applicable Company Product(s). The Company and each of the Subsidiaries maintains a written policy regarding its use of Open Source Materials, a copy of which has been Made Available to Parent. The Company and each of the Subsidiaries is, and has at all times been, in compliance with all applicable Open Source Materials licenses.

(v) Copyleft Licenses. Except as expressly identified in Section 4.13(h)(v) of the Disclosure Schedule, no Open Source Materials subject to a Copyleft License are embedded with, linked to, or otherwise included in, or required to compile or build, or, solely in the case of Open Data, used in the development of, any Company Product or portion thereof.

(vi) IT Systems. All Company IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry to ensure proper operation, monitoring and use. All Company IT Systems are in good working condition to effectively perform all information technology operations necessary for the Company and each of its Subsidiaries to conduct its business as currently conducted and as currently proposed to be conducted following the Closing. Neither the Company nor any of its Subsidiaries has experienced any material disruption to, or material interruption in, the Company’s or any of its Subsidiaries’ conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of any Company IT System. The Company and each of its Subsidiaries has taken all reasonable measures to provide for the back-up and recovery of the data and information necessary for the Company and each of the Subsidiaries to conduct of its business (as currently conducted and as currently proposed to be conducted following the Closing) without material disruption to, or material interruption in, the Company’s and each of its Subsidiaries’ conduct of its business. Neither the Company nor any of its Subsidiaries is in breach of any Contract related to any Company IT System nor is the Company nor any of its Subsidiaries aware of any event that, with or without notice or lapse of time, or both, would constitute a breach of any Contract related to any Company IT System.

Section 4.14 Privacy and Cybersecurity.

(a) Each of the Company and its Subsidiaries is, and has made itself, in compliance with all applicable Privacy Obligations.

(b) The Company and its Subsidiaries have notified individuals about whom the Company or its Subsidiaries Process or direct the Processing of Personal Data regarding the Company’s and its Subsidiaries’ Personal Data Processing activities in conformance with all applicable Privacy Obligations. The Company’s and its Subsidiaries’ written privacy notices fully and accurately disclose how the Company Group Processes Personal Data about such individuals. Complete and correct copies of all written privacy notices have been Made Available to Parent.

(c) The Company and its Subsidiaries have contractually obligated all Third-Party service providers and customers’ outsourcers, processors, or other Third-Parties Processing Sensitive Data (whether such Processing is on behalf of the Company or such Third-Party independently determines the means and purposes of such Processing) to (i) comply with applicable Privacy Obligations, (ii) take reasonable steps to protect and secure Sensitive Data from loss, theft, unauthorized or unlawful Processing or other misuse, (iii) maintain a written information privacy and security program that establishes reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity and security of all Sensitive Data against any Security Breach, (iv) maintain, a written public-facing privacy policy that fully and accurately disclose how the Third-Party Processes Personal Data, and (v) all obligations required to be incorporated into such contracts by each Privacy Obligation. The Company and its Subsidiaries have not Processed Third-Party Data in excess of or in violation of the licenses, notices, Consents or any other restrictions applicable to such data.

(d) The Company and its Subsidiaries have obtained or will obtain any and all necessary rights, permissions, and Consents to permit the transfer of Sensitive Data in connection with the transactions, and such transfer will not violate in any material respect any applicable Privacy Obligations.

(e) The Company and its Subsidiaries have implemented and maintains and complies with a privacy compliance program that is comprised of appropriate internal personnel, processes, policies, documentation and controls designed to comply with applicable Privacy Obligations, including (i) the appointment of qualified personnel to govern the administration of the privacy compliance program, (ii) processes to respond to requests regarding Personal Data, (iii) processes to evaluate risks of Personal Data Processing activities of the Company and its Subsidiaries, (iv) the implementation and maintenance of processes for the diligence, contracting and oversight with respect to Third-Parties Processing Personal Data on behalf of the Company or its Subsidiaries and (v) the completion and maintenance of required data flow maps, data processing inventories or records of processing activities, data protection impact assessments, and any other required privacy compliance program documentation or evidence. The Company and its Subsidiaries have complied with all requests made by individuals to exercise any legal or privacy right they may have in relation to Personal Data in accordance with the requirements of the Privacy Obligations, and there are no overdue requests at the date of this Agreement given substantive and timing requirements under applicable Privacy Obligations.

(f) The Company and its Subsidiaries have implemented and maintain a written information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the IT Systems including all Sensitive Data Processed thereby against loss, theft, unauthorized or unlawful Processing, or other misuse, and that are reasonably consistent with (i) reasonable practices in the industry in which the Company and its Subsidiaries operate, (ii) the Company’s and its Subsidiaries’ Privacy Obligations and (iii) any written public-facing policy adopted by Company or its Subsidiaries related to privacy or information security. The Company and its Subsidiaries have implemented reasonable backup, business continuity and disaster recovery technology and arrangements consistent with industry practices and have tested such policies and procedures on a periodic basis.

(g) The Company and its Subsidiaries maintain cyber insurance coverage containing industry standard policy terms and limits that its broker advised were reasonable, appropriate and sufficient to: (i) comply with any Privacy Obligations; and (ii) respond to the risk of liability stemming from or relating to any Security Breaches that may impact the Company’s or its Subsidiaries’ operations or any Company IT Systems or from or relating to any violation of applicable Privacy Obligations. No claims have been made under such insurance policy(ies).

(h) The Company and its Subsidiaries use reasonable efforts to inform all relevant employees, agents and consultants to the Company or its Subsidiaries who Process Sensitive Data of the Company or its Subsidiaries about the applicable and then-current written privacy and security policies and have in place binding obligations for the employees, agents and consultants to maintain the confidentiality and security of Sensitive Data.

(i) The Company or any of its Subsidiaries have not experienced any incidents of or received any Third-Party claims alleging Security Breaches. The Company or any of its Subsidiaries have not notified in writing, or been required by applicable Law, Governmental Body or other Privacy Obligation to notify in writing, any Person of any Security Breach.

(j) Neither the Company nor any of the its Subsidiaries have : (i) received any notice of any claims, investigations (including investigations by a Governmental Body), or alleged violations of Laws or other Privacy Obligations; (ii) received any complaints, correspondence or other communications from or on behalf of an individual or any other person claiming a right to compensation under any Privacy Obligation, or alleging any breach of any Privacy Obligation; or (iii)

been subject to any data protection investigation or enforcement action (including any fine or other sanction) from any Governmental Body with respect to Personal Data under the custody or control of the Company.

Section 4.15 Employees.

(a) Section 4.15(a) of the Disclosure Schedule lists all of the directors, officers, employees, consultants and independent contractors currently employed or engaged by the Company and its Subsidiaries including: (i) name; (ii) job title; (iii) status (employee or independent contractor); (iv) date of hire; (v) location of work; (vi) full-time or part-time status; (vii) employing or engaging entity; (vii) exemption status under the Fair Labor Standards Act; (ix) leave status (including return date); (x) annual rate of base salary or hourly or other base compensation; (xi) estimated or target annual incentive compensation and details with respect to each applicable plan, program and/or arrangement; (xii) incentive and any other compensation earned and/or paid with respect to all or any portion of the prior year; (xiii) vacation and other paid time off accrual; (xiv) emoluments and benefits (including health insurance participation level); (xv) whether such person is employed or engaged pursuant to a written contract; and (xvi) whether such employment or engagement is at-will.

(b) Since January 1, 2021, there has not been any material change in the compensation of any individual set forth in clause (a) (except for compensation increases and decreases in the ordinary course of business consistent with past practice). Since January 1, 2021, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN without complying with WARN. Since January 1, 2021, there have been no employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization complaints raised, brought, settled, or to the knowledge of the Company, threatened relating to any officer or director of the Company or any of its Subsidiaries involving or relating to services provided to the Company. The policies and practices of the Company and its Subsidiaries comply, and since January 1, 2021, have complied, with all applicable Laws concerning employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization. There is, and since January 1, 2021, has been, no employment-related complaint, charge or other action or proceeding against or involving the Company or any of its Subsidiaries pending before any court, arbitrator, mediator or Governmental Body, nor, to the Company’s knowledge, has any such action or proceeding been threatened.

(c) Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization and no employees of the Company or its Subsidiaries are represented by a union. To the knowledge of the Company, there are and have been no union organizing activities involving employees of the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred. Neither the Company nor any of its Subsidiaries has committed an unfair labor practice or received any internal complaints of an unfair labor practice, and there are no pending or, to the knowledge of the Company, threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries are in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

(e) No employee, director or independent contractor of the Company is in violation, default or breach of any term of any employment or consulting contract, Restrictive Covenant, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or its Subsidiaries; or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information, and to the knowledge of the Company no condition exists that, with notice or lapse of time or both, would constitute such a violation, default or breach.

Section 4.16 Employee Benefit Plans.

(a) Section 4.16(a) of the Disclosure Schedule contains a true and complete list of each Plan. With respect to each Plan, the Company has provided or Made Available to Parent true and complete copies of each of the following documents (as applicable): (i) the Plan document and any amendments thereto; (ii) the most recent annual reports and actuarial reports for each of the prior three (3) years; (iii) the most recent summary plan description; (iv) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; (v) the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code; and (vi) any material non-routine correspondence received or submitted to any Governmental Body within the prior three (3) years. The Company has provided or Made Available to Parent a true and complete description of each Plan which is not a written Plan.

(b) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter or may rely upon an opinion letter from the Internal Revenue Service that such Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification thereof. The Plans comply in form and have been operated in accordance with their terms and the requirements of applicable Law, including the Code and ERISA.

(c) With respect to the Plans: (i) all required contributions have been made or properly accrued; (ii) there are no claims pending or, to the knowledge of the Company, threatened, other than routine claims for benefits; (iii) to the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code); and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d) Neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3(21) of ERISA, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries, or any of their respective directors, officers or employees to any Liability under ERISA or any applicable Law.

(e) No Plan is, and none of the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or “multiple employer plan” (within the meaning of Section 413(c) of the Code) and no circumstances exist pursuant to which the Company or any of its Subsidiaries would reasonably be expected to have any Liability on or after the Closing Date with respect to such a plan that is sponsored or contributed to by any current or former ERISA Affiliate of the Company or any of its Subsidiaries.

(f) None of the Plans obligates the Company or any of its Subsidiaries to provide any current or former directors, officers, employees, contractors or consultants (or any dependent or beneficiary thereof) any life insurance or medical or health benefits after such person’s termination of employment or engagement with the Company or any of its Subsidiaries, other than to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(g) The consummation of the transactions contemplated by this Agreement will not cause any amounts to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former directors, officers, employees, contractors or consultants of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such person.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary, and has been operated and administered in, compliance with Section 409A of the Code.

(i) Neither the Company nor any of its Subsidiaries has any Liability, whether fixed or contingent, with respect to any indemnification or gross-up payment, in either case, for any Tax incurred under Section 409A or 4999 of the Code.

(j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Plan, or any plan, agreement or arrangement that would be a Plan if adopted, or to modify any existing Plan.

(k) Each Plan which is subject to any Law other than U.S. federal, state or local Law (“Non-U.S. Plan”) has been administered in compliance with its terms and operated in compliance with applicable Laws. Each Non-U.S. Plan required to be registered or approved by a non-U.S. Governmental Body has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company as a whole. Each Non-U.S. Plan that is required to be funded under applicable Law is fully funded or fully insured on a termination basis (determined using reasonable actuarial assumptions).

Section 4.17 Litigation; Orders. There are no (a) Proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, any of their properties or the Transaction or the other transactions contemplated hereby or (b) to the knowledge of the Company, Proceedings pending or threatened against any current or former equityholder or Representative of the Company in connection with the business of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any opinion or memorandum to the effect that it is exposed, from a legal standpoint to any Liability or disadvantage with respect to its business, prospects, financial condition, operations, property or affairs. None of the Company and its Subsidiaries are subject to any outstanding Order. There is no Proceeding pending, threatened or contemplated by the Company or its Subsidiaries against any other Person.

Section 4.18 Permits; Compliance With Laws.

(a) Each of the Company and of the Subsidiaries holds and is in compliance, in all material respects, with all Permits which are required for the operation of the business of the Company as presently conducted. Neither the Company nor any of its Subsidiaries have received notice of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit. Section 4.19(a) of the Disclosure Schedule contains a true, correct and complete list of all Permits under which the Company or any of its Subsidiaries is operating or bound as of the date hereof, and the Company has furnished or Made Available to Parent true, correct and complete copies of the Permits required to be set forth in Section 4.19(a) of the Disclosure Schedule.

(b) The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all Laws applicable to their respective businesses, operations and assets. Neither the Company nor any of its Subsidiaries has received any written notice alleging a failure comply in all material respects with all Laws applicable to their respective businesses, operations and assets.

Section 4.19 Trade Control Laws and Sanctions.

(a) During the past five (5) years, the Company and each of its Subsidiaries have:

(i) been in full compliance with all Trade Control Laws;

(ii) had in place policies, procedures, controls and systems that are reasonable for the Company’s size and industry in which the Company Group operates and are designed to ensure compliance with Trade Control Laws;

(iii) obtained, utilized, and maintained all Permits, records, licenses, license exceptions, authorizations, approvals, clearances and classifications required by Trade Control Laws; and

(iv) timely submitted all filings, notifications and reports to each and every Governmental Body required under Trade Control Laws for the development, design, manufacture, sale, import, export, re-export, and transfer of services, products, components, Software, technology, technical data, and IP and IP Rights.

(b) There are no pending, or, to the knowledge of the Company, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body, against the Company or any of its Subsidiaries by any Governmental Body with respect to Trade Control Laws. In the past five (5) years, none of the Company or any of its Subsidiaries has been subject to any such actions, suits, proceedings, inquiries or investigations or has made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Trade Control Laws. None of the Company or any of its Subsidiaries is aware of any event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of noncompliance with any Trade Control Laws.

(c) None of the Company, any of its Subsidiaries, nor any director, officer, employee or, to the Company’s knowledge, agent, of the Company is a Sanctioned Person. The Company, its Subsidiaries and their directors, officers, employees, and, to the Company’s knowledge, agents are in compliance with, and have not previously violated, any applicable United States or non-U.S. anti-money laundering Laws. There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such anti-money laundering Laws. During the past five (5) years, the Company and its Subsidiaries have had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with applicable anti-money laundering Laws.

(d) Neither the Company, its Subsidiaries nor any director, officer or employee of, or, to the knowledge of the Company, any distributor, agent, representative, sales intermediary or other Person acting on behalf of the Company or any of its Subsidiaries (i) has taken any action in violation of the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption Laws (“Anti-Corruption Laws”), (ii) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Foreign Public Official, or to any Person on behalf of a Foreign Public Official, in whole or in part, for purposes of: (A) influencing any act or decision of any Foreign Public Official in his official capacity; (B) inducing such Foreign Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Foreign Public Official to use his or her influence with a foreign Governmental Body or commercial enterprise owned or controlled by any foreign Governmental Body in order to assist the business of the Company, any of its Subsidiaries or any Person related in any way to the business of the Company or any of its Subsidiaries, in obtaining or retaining business or directing any business to any Person, or (iii) has made or authorized any other Person to make any payments or transfers of value which had the purpose or effect of commercial bribery or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.

(e) During the past five (5) years, the Company and its Subsidiaries have had in place policies, procedures, controls and systems that are reasonable for the size of Company and industry in which the Company Group operates and are designed to ensure compliance with Anti-Corruption Laws.

(f) There are no pending, or, to the knowledge of the Company, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body, against the Company or any of its Subsidiaries by any Governmental Body with respect to any Anti-Corruption Laws. In the past five (5) years, none of the Company or any of its Subsidiaries has been subject to any such actions, suits, proceedings, inquiries or investigations or has made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws. None of the Company or any of its Subsidiaries is aware of any event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of noncompliance with any Anti-Corruption Laws.

(g) The Company and its Subsidiaries have maintained during the past five (5) years and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

Section 4.20 Environmental Matters. Neither the Company nor any of its Subsidiaries has, in a manner that could give rise to material Liability under applicable Laws, (a) acquired ownership of, leased or operated any properties or facilities at which there has been Release of Hazardous Materials, (b) Released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or offsite locations, or (c) retained or assumed by contract any Liabilities or obligations related to the investigation or remediation of Hazardous Materials or violation of any Environmental Law. The Company and its facilities are in material compliance with Environmental Laws and have obtained and materially complied with all permits required pursuant to Environmental Laws for construction or operation of its properties and facilities. There are no pending or, to Company’s knowledge, threatened Environmental Claims against the Company or any of its Subsidiaries pursuant to Environmental Law and the Company has no reason to believe that any such Environmental Claim could reasonably be asserted against the Company or any of its Subsidiaries.

Section 4.21 Insurance. Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of each insurance policy maintained by or behalf of the Company and its Subsidiaries (the “Insurance Policies”). Neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past five (5) years. Neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past five (5) years. Neither the Company nor any of its Subsidiaries is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion. There is no claim by the Company or any of its Subsidiaries pending under any of such Insurance Policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. The Company has not ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

Section 4.22 Material Customers and Suppliers. Section 4.22 of the Disclosure Schedule sets forth (a) the ten (10) largest customers of the Company and its Subsidiaries on a consolidated basis, based on revenue recognized by the Company and its Subsidiaries in each of the fiscal years ended 2023 and 2024 the 8-month period ended August 31, 2025 (the “Material Customers”) and (b) the ten (10) largest vendors and suppliers to the Company on a consolidated basis, based on amounts paid by the Company from all products and services received from such supplier in the year ending 2024 and the 8-month period ended August 31, 2025 (the “Material Suppliers”). Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral, indication from a Material Customer or Material Supplier to the effect that such customer may (a) reduce materially its business with the Company or its Subsidiaries from the levels achieved during the periods set forth above, or (b) materially and adversely modify existing Contracts with the Company or its Subsidiaries. Since the date of the Balance Sheet, no Material Customer or Material Supplier has terminated its relationship with the Company or any of its Subsidiaries or, to the knowledge of the Company, indicated that it may do so. Neither the Company nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Material Customer or Material Supplier. As of the Closing Date, (a) none of the Material Customers will have terminated its relationship with the Company or reduced materially its business with the Company Group from the levels achieved during the 8-month period ended August 31, 2025, in each case solely as a result of moving such business to a competitor due to the Company’s alleged breach of its Contract with any such customer, failure to meet service levels or negligence, and (b) the Company is not and does not reasonably expect to be involved in any material claim, dispute or controversy with any Material Customer or Material Supplier with regard to its business due to the Company’s alleged breach of its Contract with any such customer or supplier, failure to meet service levels or negligence.

Section 4.23 Product and Service Warranties. Neither the Company nor any of its Subsidiaries makes any express guarantees or warranties, and there is no claim pending or, to the knowledge of the Company, threatened in writing alleging any breach of any guarantee or warranty.

Section 4.24 Bank Accounts; Powers of Attorney. Section 4.24 of the Disclosure Schedule sets forth a true, complete and correct list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

Section 4.25 Related Party Transactions. No officer, director, equityholder or Affiliate of the Company or any of its Subsidiaries, to the knowledge of the Company, any relative of such an officer, director, equityholder or Affiliate (each of the foregoing, a “Related Party”) (a) is a party to any Contract or other business relationship with the Company or any of its Subsidiaries, (b) to the knowledge of the Company, has any direct or indirect financial interest in, or is an officer, director, manager, employee, founder or consultant of, (i) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company and its Subsidiaries or (ii) any other entity in any business arrangement or relationship with the Company and its Subsidiaries (provided, however, the passive ownership of securities listed on any national securities exchange representing less than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person), (c) has any interest in any property, asset or right used by the Company and its Subsidiaries or necessary for their business, (d) has outstanding any Indebtedness owed to the Company and its Subsidiaries, or (e) has received any funds from the Company and its Subsidiaries since the date of the Balance Sheet, except for employment-related compensation received in the ordinary course of business consistent with past practice. None of the Company or any of its Subsidiaries has any Liability of any nature whatsoever to any Related Party (provided, however, such representation and warranty is made to the knowledge of the Company with respect to relatives), except for employment-related Liabilities and obligations incurred in the ordinary course of business consistent with past practice.

Section 4.26 Brokers and Other Advisors; Existing Discussions. Except for KeyBanc Capital Markets Inc., no other, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has Made Available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. As of the date of this Agreement, none of the Company and its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire the Company, any material portion of its assets or securities or any other substantially similar transaction.

Article 5
Representations and Warranties Regarding the Seller

The Seller hereby represents and warrants as to itself only to Parent as of the date hereof and as of the Closing Date that the statements set forth in this Article 5 are true and correct, except as disclosed in the Disclosure Schedule and agrees that Parent is relying upon such statements in connection with its purchase of the Shares.

Section 5.1 Corporate Matters; Authority and Enforceability. The Seller is an entity duly formed and validly existing and in good standing under the laws of its relevant jurisdiction. The Seller has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which the Seller is a party and to perform the Seller’s obligations under this Agreement and each such Transaction Document. This Agreement has been duly and validly authorized, executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each of the other parties to this Agreement, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.2 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Documents by the Seller and the consummation of the transactions contemplated hereby and thereby, and compliance by the Seller with all of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any properties or assets of the Seller under, give rise to any right of termination, cancellation, modification or acceleration of any obligation or loss of a benefit under, or give rise to any obligation of the Seller to make any payment under, any provision of (i) any governing documents of the Seller, (ii) any Material Contract or other Contract to which the Seller is party, (iii) any outstanding Order applicable to the Seller or any of the properties or assets of the Seller, or (iv) assuming compliance with the filing and notice requirements set forth in Section 4.3(b), any applicable Law to which the Seller is subject.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Seller or the consummation by the Seller of any transaction contemplated hereby or thereby.

Section 5.3 Title to Shares. The Seller at all times up to and at Closing, is the sole record and beneficial owner of and has good, valid and marketable title to (free and clear of any Liens), has full capacity, power and the right and authority to sell, convey, assign and transfer the legal and beneficial title in, and to procure the transfer of the legal title in, the Shares to Parent in accordance with the terms set out in this Agreement. There are no options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments to which the Seller is a party or by which the Seller is bound with respect to the voting (including voting trusts or proxies), registration under any applicable securities Law, or sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any of the Shares and the Seller has full and exclusive power to vote such Shares.

Section 5.4 Claims against the Company. The Seller does not have any existing claim against the Company or any of its Subsidiaries, nor is aware of any circumstances in existence which may give rise to such a claim, including with respect to any debt or loans.

Section 5.5 Insolvency. The Seller has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed, had any encumbrancer take possession of any of its property or assets, had an execution or distress become enforceable or become levied upon any of its property or assets or had any insolvency or receivership proceedings instituted against it which have not been cured or remedied.

Section 5.6 Litigation. There is no pending or threatened Proceeding against the Seller and the are no settlements or Orders outstanding against the Seller which would, individually or in the aggregate, reasonably be expected to (a) impair the ability of the Seller to enter into or perform its obligations under this Agreement or any of the other Transaction Documents or (b) prevent, impede or delay the timely consummation of the transactions contemplated hereby and thereby.

Section 5.7 Brokers and Other Advisors; Existing Discussions. Except for KeyBanc Capital Markets Inc., no other investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller. As of the date of this Agreement, the Seller is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire the Company or any of its Subsidiaries, any material portion of any of their respective assets or securities or any other substantially similar transaction.

Section 5.8 No Reliance. The Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 6 of this Agreement and in any Transaction Document, neither Parent nor any of its Affiliates, Representatives, or any other Person has made, and the Seller has not relied upon, any representation or warranty, express or implied, with respect to Parent, or the transactions contemplated hereby.

Article 6
Representations and Warranties of Parent

Parent represents and warrants to the Company as follows as of the date hereof and as of the Closing Date:

Section 6.1 Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Except as would not have a Parent Material Adverse Effect, Parent has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or proposed to be, conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect.

Section 6.2 Authorization. Parent has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Parent Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other applicable Parent Document by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement and each other Parent Document, as applicable. This Agreement has been, and each of the other Parent Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by Parent and assuming that this Agreement and each of the other Parent Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Parent Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Parent enforceable against them in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exceptions.

Section 6.3 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Documents by Parent and the consummation of the transactions contemplated hereby and thereby, or compliance by Parent with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, any provision of (i) the Certificate of Incorporation and the Bylaws of Parent, (ii) any material Contract to which Parent is a party, (iii) any outstanding Order applicable to Parent or any of the properties or assets of Parent, or (iv) assuming compliance with the filing and notice requirements set forth in Section 6.3(b), any applicable Law to which Parent is subject, except, in the case of the preceding clauses (ii), (iii) and (iv), to the extent that any such violation would not have a Parent Material Adverse Effect.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby, except for those under the regulations promulgated by the CPUC, and such authorizations, registrations, declarations, filings or notification that, if not obtained or made, would not have a Parent Material Adverse Effect.

Section 6.4 Sufficient Funds. At the Closing, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement.

Section 6.5 Broker and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or its Affiliates.

Section 6.6 No Reliance. Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 and Article 5 of this Agreement (as modified by the Disclosure Schedules) and in any Transaction Document, neither the Seller nor any of its Affiliates, Representatives, or any other Person has made, and the Parent has not relied upon, any representation or warranty, express or implied, with respect to the Company, the Shares, or the transactions contemplated hereby.

Article 7
Covenants of Seller and Parent

The Seller covenants and agrees to act, and covenants and agrees to cause the Company Group to act, and Parent covenants and agrees with the Seller to act as follows:

Section 7.1 Conduct of the Business. From the date hereof until the Closing or the earlier termination of this Agreement (such period, the “Interim Period”), except as expressly contemplated or required by this Agreement, as consented to in writing by Parent, as set forth in Section 7.1 of the Disclosure Schedule and as required by applicable Law, the Seller shall, and shall cause each of its Subsidiaries, including the Company, to: (a) conduct its business in the ordinary course of business, (b) use commercially reasonable efforts to (i) preserve intact its present business operations and organization, including existing relations and goodwill with Governmental Bodies, clients, customers, vendors and suppliers, (ii) use commercially reasonable efforts to retain the services of its present directors, officers, employees, contractors and consultants, (iii) manage working capital of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and (iv) maintain all Registered IP of the Company (including any domains), including by making all necessary filings and paying all fees that are due during the Interim Period, and (c) not, without first obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, except as contemplated by this Agreement and the transactions contemplated herein:

(i) (A) amend or propose to amend the Company Governance Documents or Subsidiary Governance Documents in any manner or (B) split, combine, recapitalize or reclassify the capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii) issue, deliver, sell, pledge, transfer or dispose of, or agree to issue, sell, deliver, pledge, transfer or dispose of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, except with respect to Subsidiaries, for grants of liens on the equity interests of such Subsidiaries pursuant to Existing Loan Agreements, or issue any shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries (other than this Agreement and the Transaction Documents), or grant any stock appreciation or similar rights;

(iii) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or make any other distribution to any Person in respect of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries;

(iv) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than purchases of assets in the ordinary course of business consistent with past practice;

(v) sell, lease, license, transfer, abandon, allow the loss or lapse of or otherwise dispose of or subject to any Lien other than Permitted Liens any property or assets of the Company or any of its Subsidiaries having a value in excess of $10,000 individually or $30,000 in the aggregate, in each case, other than sales of assets in the ordinary course of business consistent with past practice, grants of liens on any property or assets pursuant to Existing Loan Agreements or pursuant to existing Contracts Made Available to Parent;

(vi) sell, license, license, pledge or otherwise dispose of or encumber any IP or IP Rights owned, used, or held for use by the Company and its Subsidiaries in the conduct of their businesses except for (A) non-exclusive licenses or sublicenses of IP or IP Rights in the ordinary course of business consistent with past practice pursuant to the Company’s standard form of customer Contract (the form of which has been Made Available to Parent), and (B) grants of liens on any IP and IP Rights pursuant to the Existing Loan Agreements or permit any IP or IP Rights items required to be set forth in Section 4.13(a) of the Disclosure Schedule to lapse, expire or be abandoned;

(vii) other than in the ordinary course of business, amend, waive any material rights under or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Material Contract or enter into any new Contract that would be a Material Contract if entered into prior to the date hereof unless such Contract is being terminated (or in the case of Indebtedness, paid off in full), at Closing;

(viii) enter into any Contract that provides for aggregate payments to or from the Company and its Subsidiaries in excess of $25,000, excluding any Contract for which such payments are completed prior to the Closing or any Contract which is terminable for convenience by the Company without penalty;

(ix) make any loans, advances or capital contributions to or investments in any other Person or otherwise incur or guarantee any Indebtedness other than pursuant to Existing Loan Agreements and loans, advances or capital contributions by the Company or any of its Subsidiaries (A) to any such Subsidiaries or (B) to any employee in connection with travel, entertainment and related business expenses or other customary out‑of‑pocket expenses in the ordinary course of business consistent with past practice;

(x) commit or authorize any commitment to make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate or defer any capital expenditures specified in the capital budget of the Company and its Subsidiaries;

(xi) make any change in any method of accounting or auditing practice, (including, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) other than changes required as a result of changes in GAAP or applicable Law;

(xii) enter into any partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(xiii) except to the extent required by any Plan or disclosed in the Disclosure Schedule, (A) grant any increase in the compensation or benefits payable or to become payable to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries; (B) grant any such individual any bonus, equity or equity-based compensation, retention, severance, change in control or similar rights; (C) terminate, modify or adopt any Plan (or any arrangement that would constitute a Plan, if adopted); (D) offer to commence, commence or terminate the employment or service, change the title, office or position, or materially alter the role and/or responsibilities of any director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries; (E) accelerate the timing of payment or vesting of any compensation or benefits; (F) implement any employee layoffs in violation of WARN; (G) negotiate or enter into any collective bargaining agreement or other contract with any labor organization, union or employee organization relating to any employee of the Company or its Subsidiaries; or (H) waive, release, limit, or condition any Restrictive Covenant obligation of any current or former employee, director or other individual service provider of the Company or any of its Subsidiaries;

(xiv) (A) settle or commence any litigation or (B) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any litigation;

(xv) change or modify its credit, collection or payment policies, procedures or practices, including accelerating collections or receivables (whether or not past due) or failing to pay or delaying payment of payables or other Liabilities;

(xvi) (A) make, change or rescind any Tax election, (B) change any annual Tax accounting period, (C) adopt or change any method, policy or practice of Tax accounting, (D) file any amended Tax Return or any other Tax Return outside the ordinary course of business consistent with past practice, (E) request, waive or consent to any extension or waiver of the limitations period applicable to the assessment, determination or collection of any Taxes, (F) settle, resolve or otherwise dispose of any claim or proceeding relating to Taxes (other than the timely payment of Taxes in the ordinary course of business consistent with past practice) (G) enter into any closing agreement affecting any Tax liability or refund, (H) file any request for rulings or special Tax incentives with any Governmental Body, or (I) take, or cause or permit any other Person to take, any action or actions which could, individually or in the aggregate, (1) increase the Liability for Taxes of Parent or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) or (2) result in, or change the character of, any income or gain that Parent or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) must report on any Tax Return;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or make any material reductions in force;

(xviii) take any other actions that would have a Material Adverse Effect on the Company or its Subsidiaries; or

(xix) authorize, commit or agree to take any action described in this Section 7.1.

Section 7.2 Notification of Certain Matters. During the Interim Period, the Seller shall promptly notify Parent of (a) any notice or other communication received by the Seller, the Company or its Subsidiaries from any Governmental Body in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any Proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Seller, the Company or its Subsidiaries that relate to the transactions contemplated by this Agreement, and (c) any Material Adverse Effect.

Section 7.3 Access.

(a) During the Interim Period and subject to applicable Laws, Parent shall be entitled, through its Representatives, to have such access to the properties, businesses, operations and personnel of the Company Group and such examination of the books, records and financial condition of the Company Group as it reasonably requests and to make extracts and copies of such books and records. Any such access and examination shall be conducted upon reasonable prior notice during regular business hours and under reasonable circumstances and in a manner that does not unreasonably interfere with the normal operations of the Company Group, and the Company Group shall, and shall cause its Representatives to, cooperate with Parent and its Representatives in connection with such investigation and examination. Notwithstanding anything to the contrary herein, no such access or examination shall be permitted to the extent that it would require the Company Group to disclose information subject to attorney-client privilege solely to the extent that the disclosure of such information would, in the reasonable and good faith judgment of the Company Group’s outside counsel, violate such attorney-client privilege; provided, however, the Company Group shall promptly notify Parent of such circumstance and use commercially reasonable efforts to seek alternative means to disclose such information as completely as possible without adversely affecting such attorney-client privilege.

(b) The information provided pursuant to this Section 7.3 will be governed by the Confidentiality Agreement, the confidentiality terms of which are incorporated herein by reference. Effective upon the Closing, the terms of the Confidentiality Agreement which place confidentiality obligations on Parent, its Affiliates and/or Representatives will terminate.

Section 7.4 Publicity; Confidentiality.

(a) No press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of Parent or the Company or any of its Subsidiaries, the Seller, or any of the Company’s Representatives, without the express prior written consent of Parent and Seller, such consent not to be unreasonably withheld by either party.

(b) Each party agrees that this Agreement, the other Transaction Documents and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the other Transaction Documents shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the advice of counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Parent are listed, and (ii) as otherwise agreed by each of Parent and Seller. In the event that any such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each of Parent and the Seller agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and the other Transaction Documents and to redact such terms of this Agreement and the other Transaction Documents that the other reasonably requests.

Section 7.5 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 7.6 Regulatory Filings; Efforts.

(a) Subject to Section 7.6(b) and (c), each of the parties hereto and the Company shall promptly: (i) make or cause to be made all filings and submissions under any Laws or regulations applicable to it required for the consummation of the transactions contemplated herein; (ii) coordinate and cooperate with the other in exchanging such information and providing such assistance as the other may reasonably request in connection with all of the foregoing; (iii) supply any additional information and documentary material that may be requested in connection with such filings and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith; and (iv) obtain all approvals, consents or other authorizations from any Governmental Body.

(b) The parties hereto and the Company shall use reasonable efforts to file as promptly as practicable (and in any event within three (3) Business Days of the date hereof) with CPUC the notification and report form required for the Transaction and to provide any additional or supplemental information and documentary material requested in connection therewith. The parties hereto and the Company shall use reasonable efforts to obtain clearance or waiting period expirations as promptly as practicable. Seller shall be responsible for the filing fees payable in connection with the filings described in the first sentence of this Section 7.6(b) (which amount shall be included in the Unpaid Transaction Expenses unless paid prior to Closing).

(c) Each of the parties hereto and the Company shall: (i) promptly notify each other of any oral or written communication received from any Governmental Body; and (ii) subject to applicable Law, furnish the other party copies of all correspondence, filings, applications, submissions, notifications, documents, and communications (and memoranda setting forth substance thereof) between them and their respective Affiliates on one hand, and any Governmental Body on the other hand, with respect to this Agreement, including advanced drafts thereof and the reasonable opportunity to comment on them. To the extent permitted by any such Governmental Body, each party will permit authorized Representatives of the other party to be present at each meeting or teleconference relating to any investigation or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such investigation or legal proceeding.

(d) Notwithstanding anything to the contrary herein, nothing shall require Parent to offer, negotiate, commit to effect, or otherwise take any action, by consent decree, hold separate order or otherwise, including but not limited to (i) the sale, divestiture, license, hold separate, or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent (and its Affiliates, if applicable), on the one hand, and the Company or any of its Subsidiaries, on the other hand, (ii) any other restrictions on the activities of Parent (and its Affiliates, if applicable), on the one hand, and the Company or any of its Subsidiaries, on the other hand, (iii) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Body or otherwise) regarding future operations of Parent or Company Group’s business, or (iv) contest, defend, or appeal any legal proceeding, whether judicial or administrative, or prevent the initiation thereof, by any Governmental Body challenging this Agreement or the consummation of the Transaction.

(e) Notwithstanding anything to the contrary herein, this Section 7.6 shall not apply to any matters relating to Taxes.

Section 7.7 Section 280G. As expeditiously as possible following the date hereof (and, in any event, no later than fifteen (15) Business Days prior to the Closing Date), the Company will provide to Parent calculations (and all relevant backup materials) with respect to the amount of payments and benefits which have been, will or may be received in connection with the transactions contemplated by this Agreement (or which may be deemed under the applicable regulations to have been received in connection with such transactions) and which could constitute “parachute payments” subject to the restriction on deductions imposed under Section 280G of the Code and the Treasury Regulations promulgated thereunder, which calculations shall be subject to Parent’s approval. Prior to the Closing, the Company and each of its Subsidiaries shall obtain, prior to the initiation of the stockholder approval procedure described below in this Section 7.7, from each Person to whom any payment or benefit will or could be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment subject to the deduction restrictions imposed by Section 280G of the Code, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury

Regulations promogulated thereunder. Prior to the Closing, the Company and each of its Subsidiaries shall use its commercially reasonable efforts to obtain the approval by such number of stockholders of the Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q‑7 of Section 1.280G‑1 of such Treasury Regulations, of the right of each Person described in this Section 7.7 who has executed the waiver described therein to receive or retain, as applicable, such Person’s Waived Benefits. The Company shall provide Parent for its review and approval advance copies of all documents and communications by which it intends to seek the waiver and approvals described in this Section 7.7 and shall promptly provide Parent with copies of any executed waivers and evidence of the stockholder approval contemplated by this Section 7.7.

Section 7.8 Termination of Certain Plans. Unless Parent provides written notice to the Company to the contrary, effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate (or shall cause to be terminated) any and all 401(k) Plans and any and all Plans intended to meet the requirements of Code Section 125 (each, a “125 Plan”) and shall cause any professional employer organization or co-employer organization to terminate the participation of each current or former employee, consultant, independent contractor or director of the Company or its Subsidiaries in any 401(k) Plan or 125 Plan maintained by such organization. Unless Parent provides written notice to the Company as contemplated in the foregoing sentence, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan (if any) and each 125 Plan (if any) has been terminated and the participation of each current or former employee, consultant, independent contractor or director of the Company Group in each 401(k) Plan (if any) and each 125 Plan (if any) has been terminated as applicable (effective as of no later than the day immediately preceding the Closing Date), pursuant to resolutions of the Board of Directors of the Company, such ERISA Affiliate or organization, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent (which approval shall be timely and not unduly withheld). The Seller and the Company also shall take such other actions in furtherance of the foregoing as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then such charges or fees shall be included in Unpaid Transaction Expenses of the Company and shall be the responsibility of the Seller and the Company, and the Seller and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent no later than seven (7) calendar days prior to the Closing Date.

Section 7.9 No Shop.

(a) During the Interim Period, the Seller and the Company Group shall not, and shall not permit any of its Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving an Acquisition Proposal, other than the transactions contemplated by this Agreement, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, employees, properties or assets of the Company or any of its Subsidiaries in connection with an Acquisition Proposal or (iv) otherwise consent to, or cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing in respect of an Acquisition Proposal.

(b) The Seller, the Company and each of its Subsidiaries shall (and shall cause their respective Representatives to), immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent, its Affiliates or its Representatives) conducted heretofore with respect to any Acquisition Proposal. During the Interim Period, neither the Company nor its Subsidiaries shall release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any such Subsidiary is a party.

Section 7.10 Director and Officer Liability and Indemnification.

(a) From and after the Closing, Parent shall cause the Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Company Governance Documents as in effect on the date hereof and any indemnification agreement between the Company, on the one hand, and any of its current or former directors and officers (collectively, the “D&O Indemnitees”), on the other hand, in each case, solely to the extent any such agreement is set forth in Section 7.10 of the Disclosure Schedule, with respect to acts or omissions by them in their capacities as such at any time at or prior to the Closing.

(b) Prior to the Closing, the Company shall obtain a six-year “tail” directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those Persons who are currently covered by the Company Group’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company Group’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that such “tail” policy shall provide such coverage for six years from the Closing Date and shall be obtained from the Company’s or Parent’s current insurance company or another reputable insurance company, reasonably satisfactory to Parent (such policy, the “D&O Tail Policy”), provided, that the costs of the D&O Tail Policy shall be an Unpaid Transaction Expense to the extent not paid by the Company prior to Closing.

(c) This Section 7.10 shall survive the consummation of the Transaction and the Closing, is intended to benefit and may be enforced by the D&O Indemnitees, and shall be binding on all successors and assigns of Parent and the Company. If the Company, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.10.

Section 7.11 Tax Matters.

(a) Pre-Closing Tax Returns. Parent shall prepare and file or cause to be prepared and filed (taking into account all extensions properly obtained) all Tax Returns of each member of the Company Group after the Closing Date that include any Pre-Closing Tax Period (such Tax Returns, the “Parent Prepared Returns”). Parent shall prepare Parent Prepared Returns for any taxable period that ends on or before the Closing Date in a manner consistent with the past practice of the applicable member of the Company Group, to the extent consistent with applicable Law and taking into account any Transaction Tax Deductions. Prior to the date (taking into account any extensions) for any Parent Prepared Return that shows a material amount of Pre-Closing Taxes that could reasonably be expected to decrease the amount of Closing Net Working Capital Parent shall provide the Seller with a draft copy of such Tax Return for review and comments. Parent shall consider in good faith any reasonable changes to any such Parent Prepared Return timely proposed in writing by the Seller.

(b) Cooperation. Parent and the Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, in such party’s possession as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent and the Seller agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed. The Seller shall reasonably cooperate and assist Parent with its efforts to collect from the Seller, and the Seller shall provide to Parent in a timely manner, any factual information requested by Parent and that is reasonably necessary for Parent to determine the limitations, if any, on the Company Group’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to any member of the Company Group.

(c) Tax Sharing Agreements. Any Tax allocation, sharing, indemnity or similar agreement to which the Company or any of its Subsidiaries is a party or under which it may have Liability will be terminated effective as of the Closing.

(d) Transfer Taxes. Any transfer, sales, use, documentary, stamp, registration, and other similar Taxes (including any penalties and interest) (collectively, “Transfer Taxes”) that arise by reason of the Transaction shall be paid one-half (1/2) by the Seller, and one-half (1/2) by Parent. The Seller shall be responsible for the timely remittance of any Transfer Taxes to the appropriate Taxing Authority and will, at the expense of the Seller, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 7.12 [Reserved]

Section 7.13 Release of Claims.

(a) The Seller, for themselves and their heirs, personal representatives, beneficiaries, Representatives, Affiliates, designees, transferees, successors and assigns (collectively, the “Releasors”), hereby forever fully, absolutely and irrevocably releases and discharges the Company Group, Parent, and each of their respective Representatives, predecessors, successors, direct or indirect Affiliates and subsidiaries, and past and present direct and indirect equityholders, stockholders and other Representatives (collectively, the “Released Parties”) from any and all Proceedings, Losses, actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, and other Liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, (including, claims for damages under a writing or contract or agreement or arising under duty or alleged tortious conduct, costs, expense, and attorneys’, brokers’, financial advisors’ and accountants’ fees and expenses) arising out of or related to events, facts, promises, representations (orally or in writing, affirmative or omitted), conditions, or circumstances existing or arising on or prior to the Closing Date, which the Releasors can, will, or may have against the Released Parties, whether fixed or contingent, direct or indirect, several or otherwise, known or unknown, patent or latent, suspected or unsuspected, unanticipated as well as anticipated, choate or inchoate, claimed or unclaimed, in Law or in equity, arising from, in or out of tort, statute (whether state, federal or local) or contract or any other common law, administrative or similar cause of action, right or remedy (collectively, the “Released Claims”), and hereby irrevocably agrees to waive and refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or Proceeding of any kind, in any court or before any arbitration, alternative dispute resolution or other tribunal, against any Released Party based upon or related to any Released Claim. Notwithstanding the preceding sentence of this Section 7.12, “Released Claims” does not include, and the provisions of this Section 7.12 will not release or otherwise diminish the obligations of any party hereto set forth in or arising under any provisions of this Agreement or any other document contemplated by this Agreement to which Releasor or the Released Parties is a party. Each Releasor covenants and agrees that they will not at any time hereafter commence, initiate, or make any charge, complaint, action, suit, Proceeding, hearing, claim, or demand whatsoever, whether direct or indirect, express or derivative, against any of the Released Parties, in respect of any Released Claim. The release set forth in this Section 7.12 may be pleaded by any of the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against such Released Party in violation hereof. If any Released Claim is brought or maintained by a Releasor against any Released Party in violation of the Release set forth in this Section 7.12, such Releasor will be responsible for all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the Released Party in defending same.

(b) The releases contained herein are intended to be complete, global and all-encompassing and specifically include claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein as of the Closing Date. The Seller, on behalf of itself and each of its other Releasors, hereby expressly waives any and all rights conferred upon it or such other Releasors by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the released party, including the following provisions of (or any state Law comparable to) California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Notwithstanding the foregoing, however, nothing in this Agreement precludes the Seller from filing a charge with, communicating with, or participating in any investigation or proceeding before any Governmental Body and the Seller does not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement (i) is intended to impede the Seller’s ability to report possible securities law violations to a Governmental Body or to receive a monetary award from a government administered whistleblower-award program, (ii) waives the Seller’s right to testify or prohibits the Seller from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment, when the Seller has been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the applicable state legislature.

Section 7.14 Real Property Covenants.

(a) The Seller and the Company Group shall not: (i) permit the creation of any encumbrance with respect to the Company Property; (ii) terminate any Real Property Lease or fail to exercise any right of renewal with respect to any Real Property Lease or take any action under any Real Property Lease which could reasonably be expected to result in a material default under such Real Property Lease or the termination of such Real Property Lease; (iii) amend, supplement or otherwise modify any Real Property Lease; or (iv) execute any sublease with respect to the Company Property.

(b) The Seller and the Company Group shall: (i) maintain the Company Property in materially the same condition as they were on the date of this Agreement, reasonable wear and tear excepted; (ii) perform all of its material obligations under the Real Property Leases and any other agreements relating to the Company Property; (iii) deliver to Parent any notices or other documents received pursuant to the terms of any Real Property Lease or any other agreement related to the Company Property; and (iv) maintain the existing insurance policies for the Company Property in full force and effect.

Section 7.15 R&W Policy. If Parent obtains a Representations and Warranties Insurance Policy (“R&W Policy”), the Seller shall and shall cause the Company Group to provide to Parent such cooperation reasonably requested by Parent that is necessary in connection with such R&W Policy, provided that neither Seller or its Affiliates shall be required to incur any additional costs or expenses whatsoever for the procurement, maintenance or utilization of such policy. If Parent obtains an R&W Policy, Parent shall cause the R&W Policy to expressly provide that the insurer thereunder waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller with respect to any claim made by any insured thereunder, except for claims for Fraud.

Section 7.16 Contingent Liability Policy. If Parent obtains a contingent liability policy (“Contingent Liability Policy”), the Seller shall and shall cause the Company Group to provide to Parent such cooperation reasonably requested by Parent that is necessary in connection with such Contingent Liability Policy, provided that neither Seller or its Affiliates shall be required to incur any additional costs or expenses whatsoever for the procurement, maintenance or utilization of such policy. Parent shall cause the Contingent Liability Policy to expressly provide that the insurer thereunder waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller with respect to any claim made by any insured thereunder, except for claims for Fraud.

Article 8
Conditions to Closing.

Section 8.1 Conditions to All Parties’ Obligations. The respective obligations of each party to consummate the Transaction are subject to the satisfaction (or waiver, in whole or in part, by the party for whose benefit such condition exists in its sole discretion, to the extent permitted by applicable Law) of the following conditions as of immediately prior to the Closing:

(a) No Laws; Orders. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that has or would have the effect of prohibiting or enjoining the Transaction or making the transactions contemplated by this Agreement or any other Transaction Document illegal.

(b) Regulatory Approval. The applicable waiting periods, or clearance which may be required, under the regulations promulgated by the CPUC, as set forth in Section 7.6, shall have expired or been terminated.

Section 8.2 Conditions to Parent’s Obligations. The obligations of Parent to consummate the Transaction are subject to the satisfaction (or waiver, in whole or in part, by Parent in its sole discretion, to the extent permitted by applicable Law) of the following conditions immediately prior to the Closing:

(a) Accuracy of Representations and Warranties. (i) The representations and warranties of the Seller contained in this Agreement (other than the Fundamental Representations and first sentence of Section 4.8) shall be true and correct (without giving effect to any materiality, Material Adverse Effect or similar words or phrases limiting the scope of such representation or warranty, other than to the extent that such words or phrases define the scope of items or matters described on the Disclosure Schedule) as of the date hereof and as of the Closing Date (except to the extent such representations and warranties by their terms expressly speak as of an earlier date, in which case they shall be deemed true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct has not had and could not reasonably be expected to have a Material Adverse Effect and (ii) the Fundamental Representations and first sentence of Section 4.8 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date), except for de minimis inaccuracies.

(b) Performance of Covenants. The Company and the Seller shall have performed in all material respects all covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(d) No Legal Proceedings. There shall be no material Proceeding of any kind or nature pending or, to the knowledge of the Company, threatened in writing against the Seller, the Company or, to the knowledge of the Company, against Parent or any of their Affiliates, that directly challenges the validity or enforceability of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement or any other Transaction Document, and which Proceeding would reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement or any other Transaction Document.

(e) Closing Deliverables. Parent shall have received the deliveries required under Section 8.5.

Section 8.3 Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transaction is subject to the satisfaction (or waiver, in whole or in part, by the Company in its sole discretion, to the extent permitted by applicable Law) of the following conditions immediately prior to the Closing:

(a) Accuracy of Representations and Warranties. The representations and warranties set forth in Article 6 shall have been true and correct in all material respects as of the date hereof and as of the Closing Date.

(b) Performance of Covenants. Parent shall have performed in all material respects all the covenants and obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate signed by an officer of Parent in the form of Exhibit C (the “Parent Officer’s Certificate”), dated as of the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. None of the Seller or Parent may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s failure to comply with any provision of this Agreement.

Section 8.5 Closing Deliveries of the Seller and the Company Group. At or prior to the Closing, the Seller shall deliver or cause to be delivered to Parent the following:

(a) duly executed instruments of transfer of all the Shares into the name of Parent, or share certificates duly endorsed for transfer in respect of the Shares and all such other documents, including such waivers or consents, as Parent may require, in each case, in form and substance reasonably acceptable to Parent, enabling Parent to be registered as the sole holder of all of the Shares;

(b) the Final Spreadsheet;

(c) a certificate signed by an officer of the Company in the form of Exhibit B (the “Company Officer’s Certificate”), dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied;

(d) a certificate dated as of the Closing Date in the form of Exhibit D (the “Company Secretary’s Certificate”), duly executed by the Secretary of the Company, certifying as to (i) attached copies of the Company Governance Documents, and stating that such Company Governance Documents have not been amended, modified, revoked or rescinded and (ii) an attached copy of the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(e) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company as of a date not more than three (3) Business Days prior to the Closing Date;

(f) payoff letters, in form and substance reasonably satisfactory to Parent, with respect to all outstanding Indebtedness for borrowed money of the Company Group, providing for the release of all Liens relating to such Indebtedness following satisfaction of the terms contained in such payoff letters;

(g) payoff letters or invoices, in form and substance reasonably satisfactory to Parent, with respect to all Unpaid Transaction Expenses;

(h) resignations (or evidence of removal), effective as of the Closing, of all the directors, officers and employees of the Company Group, in form and substance reasonably satisfactory to Parent;

(i) evidence reasonably satisfactory to Parent that each Contract set forth on Section 8.5(i) of the Disclosure Schedule has been terminated and is of no further force or effect as of immediately prior to the Closing;

(j) a properly executed certificate from the Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) (including a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in the customary form along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing) in the form of Exhibit E;

(k) copies of the Institutional Holder Restrictive Covenant Agreements duly executed by the Institutional Holder; and

(l) from the Seller, a validly executed IRS Form W-9 or IRS Form W-8BEN.

Section 8.6 Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver or cause to be delivered or made available to the Seller the duly executed Parent Officer’s Certificate.

Article 9
Termination

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of Parent and the Seller;

(b) by Parent or the Seller, by notice to the other if the Closing shall not have occurred on or before 5:00 p.m. (Pacific Time) on December 20, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party whose action or failure to act has been the primary cause of, or otherwise primarily resulted in, the failure of the Transaction to occur on or before the Outside Date;

(c) by Parent or the Seller, upon the issuance by a Governmental Body of an Order permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order shall have become final and non‑appealable (unless such Order has been withdrawn, reversed or otherwise made inapplicable) or any Law has been enacted that would make the Transaction illegal;

(d) by Parent, if (i) Parent is not in material breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 8.3(a) or Section 8.3(b) incapable of being satisfied on the Outside Date and (ii) the Seller or the Company is in breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 8.2(a) or Section 8.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) ten (10) days after the giving of written notice by Parent to the Seller and (y) three (3) Business Days prior to the Outside Date;

(e) by the Seller, if (i) the Seller is not in material breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 8.2(a) or Section 8.2(b) incapable of being satisfied on the Outside Date and (ii) Parent is in breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 8.3(a) or Section 8.3(b) incapable of being satisfied on the Outside Date, and such breach is either (i) not capable of being cured prior to the Outside Date or (ii) if curable, is not cured within the earlier of (A) ten (10) days after the giving of written notice by Seller to Parent and (B) three (3) Business Days prior to the Outside Date; or

(f) by Parent, if a Material Adverse Effect has occurred since the date hereof.

Section 9.2 Notice of Termination; Effect of Termination. If a party hereto wishes to terminate this Agreement pursuant Section 9.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Any termination of this Agreement under Section 9.1 above will be effective immediately upon delivery of such written notice of the terminating party to the other parties. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall be of no further force or effect without Liability on the part of any party hereto or any of their respective officers or directors and all rights and obligations of any party hereto will cease; provided, however, notwithstanding anything to the contrary herein (i) the provisions set forth in Section 7.3(b), Section 7.4, this Section 9.2 and Article 10 shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability for Fraud or Willful Breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Article 10
Miscellaneous

Section 10.1 Notices. All notices, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when personally delivered, (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by a nationally-recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a) If to the Seller (prior to Closing):

FluentStream Holdings, LP

1580 N Logan Street, Ste 660
PMB 82977, Denver, Colorado 80203

Attention: General Counsel
Email: legal@fluentstream.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
95 S. State St., Suite 1000

Salt Lake City, UT 84111
Attention: Alison Johnson and Alex Dolphin
Email: agjohnson@wsgr.com; adolphin@wsgr.com

(b) If to the Company (prior to Closing):

FluentStream Corp.
1580 N Logan Street, Ste 660
PMB 82977, Denver, Colorado 80203

Attention: General Counsel
Email: legal@fluentstream.com

(c) If to Parent:

Ooma, Inc.
525 Almanor Avenue, Suite 200
Sunnyvale, California 94085
Attention: General Counsel
Email: legal@ooma.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105-2669
Attention: Zac Padgett; Bill Hughes
Email: zpadgett@orrick.com; whughes@orrick.com

Section 10.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other Persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law.

Section 10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of email in .pdf format) shall be considered original executed counterparts for purposes of this Section 10.3.

Section 10.4 Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, each party shall each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 10.5 Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns; provided, however, no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that Parent may assign, in its sole discretion, all or part of its rights or obligations hereunder to one or more of its Affiliates or to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or any part of the equity interests or the assets of Parent or any of its Affiliates. No assignment of any obligations hereunder shall relieve any party of any such obligations.

Section 10.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Parent, on the one hand, and the Seller, on the other hand. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or a failure or delay by any party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 10.7 Remedies. The parties acknowledge and agree that irreparable damage would occur and that the parties may not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Accordingly, the parties acknowledge and agree that, in the event of any breach or threatened breach by any party of its respective covenants or obligations set forth in this Agreement prior to the Closing, the other parties shall be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, such party’s covenants and obligations under this Agreement, in each case solely with respect to pre-Closing covenants and obligations, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. Each of the parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Seller, the Company or Parent, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Seller, the Company or Parent, as applicable, under this Agreement, in each case solely with respect to pre-Closing covenants and obligations, including to cause the Closing to occur in accordance with the terms of this Agreement. The pursuit of specific enforcement or other equitable remedies by a party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such party may be entitled at any time. Except for claims arising from Fraud and the closing proceeds adjustment mechanism set forth in Section 3.2, all representations, warranties, covenants (except for post-Closing covenants which shall survive for their stated term including those in the Institutional Holder Restrictive Covenant Agreement) and agreements contained in this Agreement or any other Transaction Documents shall terminate and be of no further force or effect as of the Closing, and no party shall have any liability or obligation to any other party in respect of such representations, warranties, covenants or agreements after the Closing except for post-Closing covenants which shall survive for their stated term. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Documents, except for claims arising from Fraud and the closing proceeds adjustment mechanism set forth in Section 3.2, no party shall be entitled to indemnification, reimbursement, or any other remedy or relief from any other party for any Taxes, breach of any representation, warranty, covenant (other than post-Closing covenants to the extent of their stated term including those in the Institutional Holder Restrictive Covenant Agreement) or agreement contained in this Agreement or any other Transaction Documents, whether such breach is discovered before or after the Closing. The parties acknowledge and agree that, except for claims arising from Fraud, the sole recourse of the parties for any breach of this Agreement shall be to terminate this Agreement prior to the Closing in accordance with Article 9, and that following the Closing, no party shall have any recourse against any other party for any such breach.

Section 10.8 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party nor create or establish any Third-Party beneficiary hereto; provided, however, notwithstanding the foregoing, the D&O Indemnitees are intended Third-Party beneficiaries of, and may enforce, Section 7.10.

Section 10.9 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any Laws, rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (iv) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 10.1 shall be effective service of process for any Proceeding brought in any such court.

(b) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.11 Disclosure Schedule. The Disclosure Schedule is hereby incorporated and made a part hereof and is an integral part of this Agreement. Disclosures included in the Disclosure Schedule shall be considered to be made for purposes of such other sections to the Disclosure Schedule to which such disclosures are specifically referenced or cross-referenced and in all other sections to the Disclosure Schedule to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedule is reasonably apparent on the face of such disclosure. Any capitalized terms used in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 10.12 Entire Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement, the Transaction Documents and the Schedules and Exhibits hereto) set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

Section 10.13 Relationship of the Parties. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of another party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.13.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.

Parent:

OOMA, INC.

By: /s/ Eric Stang l

Name: Eric Stang

Title: President and Chief Executive Officer

Seller:

FLUENTSTREAM HOLDINGS, LP

By: /s/ Kerrin Parker l

Name: Kerrin Parker

Title: Chief Executive Officer